Exhibit 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHIPBUILDING CONTRACT

BETWEEN

ULSTEIN VERFT AS

(AS “BUILDER”)

AND

LINDBLAD MARITIME ENTERPRISES, LTD (AS “BUYER”)

FOR

ONE ULSTEIN® CX104 Exploration Cruise Vessel

BUILDER’S HULL NO: 312

CONDITIONS OF CONTRACT

PREAMBLE

THIS CONTRACT is made this 1st day of November, 2017 by and between:

Ulstein Verft AS (business org. no. 912 447 561), a company organised and existing under the laws of Norway, having its principal office at Osneset, N-6065 Ulsteinvik, Norway, (hereinafter called the “Builder”) and

Lindblad Maritime Enterprises, Ltd (business org. no. CT-185923), a company organised and existing under the laws of the Cayman Islands, having an office at 99 Morton Street, New York, New York (hereinafter called the “Buyer”).

WHEREBY

In consideration of the mutual covenants herein contained, the Builder agrees to design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder´s shipyard the “Vessel” as hereinafter described; and the Buyer agrees to purchase the “Vessel”, take delivery and pay for it;

all in accordance with the terms hereinafter set forth.

Article I	Definitions

In this CONTRACT the following words shall have the meaning set out herein below:

“Affiliate(s)”	means in relation to any party; any company, corporation or other legal entity, which directly or indirectly: (a) is controlled by such party; or (b) controls such party; or (c) is under common control with such party. For the purposes of this definition a company is directly controlled by another company if such other company holds shares, quotas or voting rights, carrying in the aggregate fifty per cent (50%) or more of the votes exercisable at shareholder meetings

“Banking Days”	days where banks are open for business in: Norway and the United States

“Builder”	the company referred to as “Builder” in the preamble, inclusive of its servants and employees

“Buyer”	the company referred to as “Buyer” in the preamble, inclusive of its servants and employees

“Buyer´s Supplies”	any item, equipment, stores or services ordered directly by the Buyer from the manufacturer or supplier, which shall not be supplied and/or paid for by the Builder in accordance with the terms of the Contract

“Classification Society” or “Class”	the Classification Society referred to in Article II, clause 3

“Conditions of Contract”	means the Preamble and Articles I to Articles XXI of this Contract

“Contract”	the Conditions of Contract, the Specifications and Drawings attached as Appendix I-IX, and any amendments thereto (if in writing and signed by Builder and Buyer)

“Contract Deadweight”	the weight set out in Article 2, clause 2

“Contract Delivery Date”	the date set out in Article VIII, clause 1

“Contract Price”	the Original Contract Price as set out in Article III, clause 1, as may be adjusted in accordance with the terms of the Contract

“Date of Contract”	the date specified in the preamble to this Contract, regardless of whether the Contract actually is effective on this date or whether the Contract is signed subject to conditions to be fulfilled

“Deadweight”	difference between (i) displacement of the Vessel at its design draft draught at even keel and (ii) Lightweight

“Defect”	any deficiency or non-conformity in the design, construction, material and/or workmanship of the Vessel (excluding always any Buyer’s Supplies) for which the Builder and/or the Builder’s Subcontractors are liable.

“Delivery and Acceptance”	the delivery of the Vessel from the Builder to the Buyer and acceptance thereof by the Buyer in accordance with Article VIII, clause 2

“Delivery Date”	Contract Delivery Date as set out in Article VIII, clause 1, as may be adjusted for Net Delay and/or otherwise in accordance with the provisions of the Contract

“Drawings”	the plans and drawings listed in Appendix I hereto

“Financial Liability”	the total amount paid, payable, credited or to be credited by or on behalf of the Builder to the Buyer directly, or for the benefit of the Buyer, including but not limited to the specified liquidated damages in Article IV and any other monetary or financial liability the Builder may have to the Buyer, whether such liability is known or unknown to the parties at the date of the Contract, excluding the refund of moneys advanced to the Builder by the Buyer in instalments of the Contract Price and any interest on those instalments that the Builder becomes obligated to pay to the Buyer

“Flag State”	the State referred to in Article II, clause 5

“Force Majeure”	any one or more of the events set out in Article IX, clause 1

“Force Majeure Delay”	a delay caused by Force Majeure, which according to Article IX constitutes Permissible Delay

“Gross Negligence”	a negligent act or negligent failure to act, which act or omission would reasonably be perceived as entailing an extreme degree of risk of injury to a person or physical loss of or damage to property (considering the probability and magnitude of the potential injury, loss or damage), coupled with indifference to such extreme risk

“Guarantee Period”	a period of 12 months from the earlier of i) the Delivery and Acceptance of the Vessel, or ii) the date falling five (5) days after the Builder rightfully has tendered notice that the Vessel is ready for delivery in accordance with Article VII, clause 4 and Article VIII, clause 2, or iii) such other period as may be mutually agreed between the Buyer and the Builder

“Intellectual Property Rights”	all copyright, trade mark, patent or similar rights

“Lightweight”	the weight of the Vessel, fully completed and equipped, ready for normal operations, with zero (0) metric tonnes of Buyer’s Supplies and without consumables, crew, and bunkers, as determined by customary inclining experiment

“Maker’s List”	an agreed list of potential Subcontractors approved for equipment, machinery or services (as identified with respect to each such supplier) included in the Specifications

“Net Delay”	the actual delay in the construction of the Vessel determined as set forth in Article IX, clause 4

“Original Contract Price”	the price stipulated in Article III, clause 1

“Permissible Delay”	all delays, inclusive of Force Majeure Delay, causing delay in delivery of the Vessel which according to the terms of the Contract permit postponement of the Delivery Date

“Regulatory Bodies”	the relevant authorities imposing rules and regulations with which the construction and delivery of the Vessel must comply, as specified in this Contract, including the authorities of the Flag State together with other authorities set out in the Specifications

“Representative”	a person or persons authorised by the Buyer as set forth in Article V, clause 2

“Specifications”	the specifications included in Appendix I hereto

“Subcontractor”	any person (not being a servant or employee of the Builder) or company, with whom the Builder has entered into, or will enter into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Vessel

“Vessel”	the vessel described in Article II.

“Working Day”	a day when work is normally performed in the country of the Builder’s yard as referred to in Article II, clause 1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE II	THE VESSEL, DESCRIPTION AND CLASS

1.	Description

The Vessel shall be built at the Builder’s yard in Ulsteinvik, and shall have the Builder’s Hull No 312, and be designed, constructed, equipped, completed and delivered by the Builder in accordance with the provisions of this Contract.

In the event of inconsistency between the Conditions of Contract and the Specifications and/or the Drawings, the Conditions of Contract shall prevail. In the event of inconsistency between the Specifications and the Drawings, the Specifications shall prevail. In case of inconsistency between any of the Drawings, the later in date shall prevail.

The Vessel shall be designed and built in accordance with first class shipbuilding practice in Western Europe for new vessels of similar type and characteristics as the Vessel.

2.	Main Dimensions and Characteristics

Main dimensions

Overall length: approx.	[*]
Loadline length approx.	[*]
Breadth moulded: approx.	[*]
Depth moulded to uppermost deck: approx	[*]
Draught max: approx	[*]
Design draft, moulded: approx	[*]

Deadweight:

The Vessel’s Contract Deadweight shall be [*] (of [*]) on [*] draft moulded and a density of sea water of [*]. The Contract Deadweight shall include fuel, provisions, stores, freshwater, crew and passengers in addition to spare parts in excess of the requirements of Class.

Propulsion machinery:

Type: [*] Max. continuous power [*]

Speed:

The mean speed of the vessel in trials with propulsion motor output of [*]

kW (85% of the output of the propulsion motors) shall be at least [*] in two opposite direction double runs corrected to the following conditions:

- design draught of [*]

- even keel or small trim

- clean bottom

- calm weather (wind speed 0 m/s and sea not exceeding State 2)

- deep water

- no current

- sea water temperature +15 ◦C

- fin stabilizers housed

- bow thrusters to have grids

- propulsion motor control in normal sea operation control mode

- ship steering by autopilot

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

The speed determination to be based on the Builder’s trial trip measured results. The ambient seawater temperature is to be corrected to 15 °C / density 1.025 and the opposite speed runs are to be averaged according to the latest ITTC guidelines. Wave and wind corrections are to be based on normal well known and accepted methods. Explanatory notes to the standards for ship manouverability – MSC Circ. 1053.

Fuel consumption:

The brake specific fuel consumption for constant speed [*] for each of the two (2) [*] engines at [*], as measured by the test cell power measurement system with a [*] accuracy tolerance as further set out in Appendix VII, shall not exceed [*]grams per kW hour. The fuel consumption test procedure calculations as measured for an E2 duty cycle shall be performed following testing in the [*] test cell as further set out in Appendix VII.

The brake specific fuel consumption for constant speed [*] for each of the two (2) [*] engines at [*], as measured by the test cell power measurement system with a [*] accuracy tolerance as further set out in Appendix VII, shall not exceed [*]grams per kW hour. The fuel consumption test procedure calculations as measured for an E2 duty cycle shall be performed following testing in the [*] test cell, as further set out in Appendix VII.

On basis of the figures above as well as figures from [*], the estimated fuel consumption of the Vessel is indicated in Addendum IX.

Passenger and crew cabins

The Vessel shall be designed for the accommodation of 126 passengers, 112 crew (including expedition crew, lecturers, helicopter crew and pilots) and 22 extra guests (guests of crew with space for guests), as per the Specifications.

General:

The further details of the above main particulars, as well as definitions and methods of measurement and calculation shall be as described in the Specification.

3.	Classification, Rules and Regulations

The Vessel, including its machinery, equipment and outfittings shall be designed and constructed in accordance with the rules and regulations of DNV•GL (the Classification Society) in force or published on or before the Date of Contract, and which are mandatory for the Vessel, with the Class notations described in the Specifications, chapter G.

The Vessel shall further comply with the applicable rules, regulations and requirements of the Regulatory Bodies of Bahamas (the Flag State) in force on or before the date of keel-laying of the Vessel as set out in the Specification, chapter G and which are mandatory for the Vessel.

The Vessel to be constructed under special survey of the Classification Society, and Builder to arrange for a surveyor of the Classification Society to be assigned to Builder’s yard for supervision of the construction. The Classification Society’s decision as to compliance or non-compliance with the classification rules and regulations shall be final and binding upon both parties.

All fees and charges in respect of compliance with Class and the rules, regulation and requirements of the Class or Regulatory Bodies referred to above shall be for the account of the Builder.

4.	Subcontracting

The Builder may, at its sole discretion and responsibility, subcontract any portion of the construction or outfit of the Vessel to Subcontractors identified in the Maker’s List or otherwise agreed in writing between Buyer and Builder, subject to compliance with any requirement on the Specifications. The Builder shall remain fully liable for the due performance by Subcontractors as if done by the Builder at the Builder’s yard.

Except as otherwise stated in the Specifications and/or the “Maker’s List”, or otherwise agreed in writing, the Builder may, without interference from the Buyer, freely choose its Subcontractors, but the Builder shall in ample time notify the Buyer in writing before placing major orders for equipment or services with Subcontractors, and shall give reasonable consideration to Buyer’s request.

5.	Certificates and Registration

The Builder shall provide, deliver and pay for all certificates specified in this Contract, including the Specifications, as further set out in the Contract, together with all documents reasonably required by the Buyer or necessary for the registration of the Vessel in the Commonwealth of the Bahamas (Flag State). The Vessel shall be registered by the Buyer at its own cost and expense after the Delivery and Acceptance. The Buyer may choose another flag during the construction, provided the Buyer bears all costs of any such change of flag, including costs related to changes in markings of the Vessel and compliance with other requirements by the Regulatory Bodies of such new flag state.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE III	PRICE AND PAYMENT TERMS

1.	Original Contract Price

The Original Contract Price is NOK One Billion and Sixty-six Millions (1,066,000,000).

The Contract Price of the Vessel includes an aggregate lump sum for the interior designer (architect) of [*] as further described in Appendix IV. In the event the actual price of the interior design exceeds the sum set out above, the Contract Price shall be adjusted based on the Builder’s actual cost of the interior design.

Further, the Contract Price of the Vessel includes an aggregate lump sum for the interior solution (accommodation) and certain other items as further described in Appendix V, of [*]. In the event the actual price of the interior solution (which for the avoidance of doubt shall include [*] exceeds the sum set out in Appendix V, [*].

2.	Currency

All payments under the Contract shall be made in Norwegian Kroner (NOK), or in the event that an Exchange Rate Agreement in the form attached as Appendix VIII to this Contract, is entered into latest within 15:00 CET on Wednesday, 8 November 2017, an equivalent amount in USD based on the relevant exchange rate set out therein; provided that the Builder shall enter into such an Agreement if timely requested by the Buyer.

3.	Terms and Method of Payment

The Original Contract Price shall, subject to notices being given under this Article III, clause 5, be paid in instalments as follows:

(a)	1st Instalment:

The sum of NOK Two Hundred and Thirteen Million Two Hundred Thousand (213,200,000) (20% of the Contract Price) shall be paid as per Article III, clause 5.

(b)	Instalment on Delivery and Acceptance:

The sum of NOK Eight Hundred and Fifty-two Million Eight Hundred Thousand (852,800,000) (80% of the Contract Price)plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall, subject to the other provisions of the Contract, be paid upon Delivery and Acceptance of the Vessel, but in no circumstances later than [*] after the Builder has validly tendered notice that the Vessel is ready for delivery in accordance with Article VII, clause 4 (unless Buyer has validly rejected the Vessel and Article VII, clause 4(d) has not become effective).

4.	All instalments (net of any bank or transfer charges) shall be remitted to DNB ASA, Builder’s account no .

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.	The instalment due under 3(a) shall be due [*] after Buyer’s receipt of the refund guarantee pursuant to clause 6 (a). The instalment under 3 (b) shall under no circumstances fall due until [*] from Buyer’s receipt of written notice from the Builder, accompanied by an invoice for the amount payable. Notice of the instalment payable on Delivery and Acceptance shall include notice of adjustments, if any.

6.	The following security shall be provided:

(a)	latest within [*] of signing of the Contract, the Builder shall provide the Buyer with a refund guarantee from DNB Bank ASA on terms set out in Appendix II, securing the repayment obligation of the Builder of the instalment under 3(a) if the Contract is lawfully cancelled by the Buyer. Failure by the Builder to issue a bank guarantee or other security satisfactory to the Buyer at the latest within [*] shall entitle the Buyer to cancel this Contract.

(b)	Upon signing of the Contract, the Buyer shall provide to the Builder a corporate guarantee from Lindblad Expeditions Holdings, Inc. on terms set out in Appendix I, securing the payment by the Buyer of the instalment on Delivery and Acceptance. Failure by the Buyer to issue a corporate guarantee as set out herein shall entitle the Builder to cancel this Contract and claim compensation for its losses.

(c)	latest within [*], the Buyer shall provide to the Builder a confirmation letter issued by the Buyer’s bank, in form and substance satisfactory to the Builder, confirming the Buyer’s committed long term financing of the Vessel, i.e. that the loan facility extended to the Buyer will be extended (has been agreed and committed) to cover the Instalment on Delivery and Acceptance, and stating that the loan facility shall not be available for any purpose other than the construction of the Vessel (hereafter the “Confirmation Letter”). In the event the Confirmation Letter is not received by the Builder at the latest within [*], the Buyer shall be obliged to make a pre-payment of additional [*] latest within [*] after Buyer’s receipt of a refund guarantee from DNB ASA and of equivalent tenor to that to be provided by the Builder pursuant to clause 6 (a) that secures the repayment obligation of the Builder in respect of such additional pre-payment if the Contract is lawfully cancelled by Buyer, whereafter the Instalment on Delivery and Acceptance shall be reduced accordingly. Failure by the Buyer to duly pay such additional [*] within such [*] shall entitle the Builder to cancel this Contract and claim compensation for its losses in an amount not to exceed [*].

(d)	Upon the Builder’s due receipt of the pre-payment as set out in clause 6 (c), the Buyer shall have a new deadline for presenting to the Builder the Confirmation Letter latest within [*]. In the event the Confirmation Letter is still not received by the Builder at the latest within [*], the Buyer shall be obliged to make another pre-payment of additional [*] latest within [*] after Buyer’s receipt of a refund guarantee from DNB ASA and of equivalent tenor to that to be provided by the Builder pursuant to clause 6 (a) that secures the repayment obligation of the Builder in respect of such additional pre-payment if the Contract is lawfully cancelled by Buyer, whereafter the Instalment on Delivery and Acceptance shall be reduced accordingly. Failure by the Buyer to duly pay such additional [*] within such [*] shall entitle the Builder to cancel the Contract and claim compensation for its losses in an amount not to exceed [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e)	Upon the Builder’s due receipt of the pre-payment as set out in clause 6 (d), the Buyer shall have a new deadline for presenting to the Builder the Confirmation Letter latest within [*]. In the event the Confirmation Letter is still not received by the Builder at the latest within [*], the Buyer shall be obliged to make another pre-payment of additional [*] latest within [*] after Buyer’s receipt of a refund guarantee from DNB ASA and of equivalent tenor to that to be provided by the Builder pursuant to clause 6 (a) that secures the repayment obligation of the Builder in respect of such additional pre-payment if the Contract is lawfully cancelled by Buyer, whereafter the Instalment on Delivery and Acceptance shall be reduced accordingly. Failure by the Buyer to duly pay such additional [*] within such [*] shall entitle the Builder to cancel the Contract and claim compensation for its losses in an amount not to exceed [*].

7.	Subject to the exceptions set forth in this clause 7, the Builder may retain the Vessel until full payment has been made in accordance with the agreed payment terms.

(a)	If the Builder is unable to present a final account at delivery, the Buyer may require the Vessel to be delivered in return for a bank guarantee or other security, satisfactory to the Builder, for the reasonably estimated balance owed to the Builder. Costs of such guarantee shall be for Builder’s account.

(b)	In the event of any dispute concerning the payment on delivery of the Vessel, including the question of the Buyer’s right to offset any claim it may have, the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has been issued by a party pursuant to this sub - clause terminates automatically unless the other party has initiated proceedings pursuant to Article XIX below within 3 months from date of issue of the security. The Tribunal shall decide who bears the cost of security between the parties.

(c)	If on or before Delivery and Acceptance of the Vessel the Builder is declared bankrupt or insolvent, proposes or enters into a formal composition arrangement or fails to pay its accounts as they come due, the Buyer may demand that the Builder shall provide satisfactory security for the performance by the Builder of its guarantee obligations, limited to [*] of the Original Contract Price, or failing such guarantee, the Buyer is entitled to deposit the equivalent amount in an escrow account in the joint name of the Builder and the Buyer and to deduct this amount from the instalment to be paid on Delivery and Acceptance.

8.	Any breach by Buyer of its obligation to pay any part of the Contract Price when due shall entitle the Builder to [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE IV	ADJUSTMENT OF CONTRACT PRICE – CANCELLATION BY THE BUYER

The Contract Price shall be subject to adjustments, as hereinafter set forth, in any of the events set out in this Article IV (it being understood by both parties that any reduction of Contract Price is by way of liquidated damages and not by way of penalty). The liquidated damages payable by the Builder hereunder represent the sole and exclusive financial compensation payable to the Buyer in respect of the breaches of the Contract to which they relate and the Builder shall not in any way be responsible or liable to remedy or rectify such breaches or for any other loss or consequences by way of damages or otherwise as a consequence of any of the matters hereinafter set forth in this Article IV.

The Buyer’s rights to liquidated damages, by way of a reduction in the Contract Price, for each of the circumstances set forth in this Article, are cumulative. If more than one circumstance applies, there shall be separate reductions for each, subject always to the limit set out below.

Notwithstanding anything to the contrary in this Article, or elsewhere in the Contract, the Builder’s maximum total Financial Liability to the Buyer arising out of or in connection with this Contract, shall [*]. This limit shall apply however that liability arises, including without limitation, a liability arising by breach of contract, arising by tort (including, without limitation, negligence of any type), arising by breach of statutory duty, or arising by direct consequence of a contractual obligation or right, including the credit of liquidated damages pursuant to this Article IV. The limitation of liability set out in this paragraph shall not apply to the Builder’s obligation to rectify Defects pursuant to Section VII.4(d)(i) and (iii) and Article X of this Contract.

1.	Delivery

(a)	If the delivery of the Vessel is delayed beyond the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

1st - 10th day	[*]
11th - 20th day	[*]
21st - 180th day	[*]

[*].

(b)	If the delay in delivery of the Vessel should continue for a period in excess of 180 days after Delivery Date, the Buyer may at its option cancel the Contract.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Provided the Buyer has not sent notice of cancellation as provided for in Article XII hereof within [*] of delay having elapsed after the Delivery Date, the Builder may thereafter demand in writing that the Buyer shall make an election either to cancel the Contract, or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery; in which case the Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify the Builder of its choice it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract. Should the Buyer fail to give such notification within the said fifteen (15) days, the Buyer shall be deemed to have accepted the new date for delivery as proposed by the Builder. Buyer’s acceptance (or deemed acceptance) of a later delivery date pursuant to this paragraph or paragraph (c) following shall be without prejudice to Buyer’s rights to liquidated damages.

(c)	If the total accumulated delay of non-Permissible Delay and of Force Majeure Delay, but excluding other Permissible Delay, amounts to [*] or more, then in such event the Buyer may cancel the Contract. The Builder may, at any time after expiry of the said [*] demand in writing that the Buyer shall make an election either to cancel the Contract or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery, in which case the Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify the Builder of its choice; it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract. Should the Buyer fail to give such notification within the said 15 days, the Buyer shall be deemed to have accepted the new date for delivery as proposed by the Builder.

2.	Speed

(a)	If the speed as stipulated in Article II, clause 2 (as adjusted pursuant to Article II, clause 3 and/or Article VI as the case may be) is not achieved at the sea trial pursuant to Article VII and the specifications and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	[*].

(ii)	[*].

(iii)	[*].

[*].

(b)	If the deficiency in speed is more than [*], the Buyer may cancel the Contract, provided always that the reduction is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Speed following the inclusion of the Buyer’s Supplies.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)	If the actual speed of the Vessel is greater than the speed stipulated in Article II clause 2 (as adjusted pursuant to Article II clause 3 and/or Article VI as the case may be) the Buyer shall pay to the Builder premiums as follows:

(i)	[*].

(ii)	[*].

(iii)	[*].

[*]

3.	Fuel Consumption

The Builder shall have no liability for the fuel consumption except for such guarantees and undertakings as given by the main engine supplier and attached as Appendix VII, which shall be assigned to the Buyer

If the actual fuel consumption of one or more of the engine(s) at [*],[*], as measured on test bed by the test cell power measurement system with a [*], as per Appendix VII, exceeds the figure(s) stipulated in Article II clause 2 (as further set out in Appendix VII), the Original Contract Price shall be reduced as described in Appendix VII.

If the fuel consumption of one or more of the Vessel’s main engines exceeds the fuel consumption stipulated in Article II clause 2 as further described in Appendix VII, by [*] or more, the Buyer may, at its option, either: (i) in lieu of a reduction of the Contract Price as set out in Appendix VII, reject such engine(s) as exceeds the respective limit set out herein and receive new [*] engine(s) in compliance with the fuel consumption stipulated in Article II clause 2; or (ii) accept the relevant engine(s) as exceeds the respective limit set out herein at a reduction in the Original Contract Price corresponding to the maximum amount referred to in Appendix VII for the relevant engine(s) (being [*]. If the Buyer rejects one or more of the engine(s) pursuant to (i) above, any delay in the delivery of the Vessel resulting directly from the need to replace the Vessel’s main engine(s) shall be treated as a Permissible Delay in accordance with Article IX hereof.

4.	Deadweight

If the Contract Deadweight stipulated in Article II, is not attained and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Contract Deadweight following the inclusion of the Buyer’s Supplies, and the reduction exceeds [*], the Contract Price shall be reduced as follows:

(i)	for each metric ton of reduction in deadweight in excess of the said [*];

(ii)	for each metric ton of reduction in deadweight in excess of the said [*].

[*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

If the reduction in actual deadweight is more than [*], the Buyer may cancel the Contract, provided always that the reduction is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Contract Deadweight following the inclusion of the Buyer’s Supplies.

[*]

(i)	for each metric ton of increase in deadweight in excess [*];

(ii)	for each metric ton of increase in deadweight in excess [*].

[*]

5.	Noise and Vibrations

(a)	Noise:

If, at the time of Delivery and Acceptance of the Vessel, the noise level(s) of the Vessel in such areas and conditions as defined in the Specifications, chapter G.2, does not meet the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL – CG-0493, the Builder shall be allowed a period of up to [*] after Delivery and Acceptance (or such longer period as may be agreed to by the parties in writing) to correct and/or remedy such non-conformities; provided that (unless and to the extent it may be agreed in writing between the parties to defer corrective or remedial action to the Vessel’s next drydock or other another agreed time/place) the Builder shall act promptly and use reasonable commercial efforts to correct and/or remedy such non-conformities.

If, after such period of [*] as set out in the paragraph above, the noise level(s) of the Vessel in such areas and condition as defined in the Specifications, chapter G.2, still does not meet the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL – CG-0493, and providing that this is not due to incorrect or inadequate information or measurements given by the Buyer to the Builder in connection with the calculation of the relevant noise levels following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	for the [*] noise in excess of the Class notation requirements as set out in (a) above: [*];

(ii)	for each [*] in excess of the Class notation requirements as set out in (a) above: [*].

[*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)	Vibration:

If, at the time of Delivery and Acceptance of the Vessel, the vibration level(s) of the Vessel in such areas and condition as defined in the Specifications, chapter G.2 as further described in Class guideline DNV GL – CG-0493, does not meet the requirements for the respective Class notations COMF-V(I) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2, the Builder shall be allowed a period of up to [*] after Delivery and Acceptance (or such longer period as may be agreed to by the Parties in writing) to correct and/or remedy such non-conformities; provided that (unless and to the extent it may be agreed in writing between the Parties to defer corrective or remedial action to the Vessel’s next drydock or other another agreed time/place) the Builder shall act promptly and use reasonable commercial efforts to correct and/or remedy such non-conformities.

If, after such period of [*] as set out in the paragraph above, the vibration level(s) of the Vessel in such areas and conditions as defined in the Specifications, chapter G.2, still does not meet the requirements for the respective Class notations COMF-V(1) and COMF-V(3) (as applicable) as specified for the relevant areas of the Vessel as defined in the Specifications, chapter G.2 and as further described in Class guideline DNV GL – CG-0493, and providing that this is not due to incorrect or inadequate information or measurements given by the Buyer to the Builder in connection with the calculation of the relevant vibration level(s) following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	for the first [*] in excess of the Class notation requirements as set out in (b) above: [*];

(ii)	for each [*] up to and including [*] of vibration in excess of the Class notation requirements as set out in (b) above: [*].

[*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	Passenger and Crew Capacity

(a)	The Vessel’s passenger, staff and crew accommodations shall be as stated in the Specifications (including the number and type of different cabins and suites). No deviation shall be permitted without Buyer’s express written approval. In the event of any deficiency in the accommodations not so approved by Buyer and this is not due to incorrect or inadequate information or measures given by the Buyer to the Builder in connection with the calculation of the Passenger and Crew Capacity following the inclusion of the Buyer’s Supplies, the Contract Price shall be reduced as follows:

(i)	For each reduction in passenger accommodation, the reduction shall be [*].

(ii)	For each reduction in staff or crew accommodation, the reduction shall be [*].

[*].

(b)	If the deficiency in the Vessel’s passenger, staff and crew accommodation is more than [*], the Buyer may cancel the Contract.

ARTICLE V	APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings

As soon as practical after the Date of Contract the Builder shall put forward a proposed detailed building schedule, including a schedule for testing. The Buyer shall make its comment on the schedule as soon as practical and at the latest within seven (7) days. The schedules shall be issued by the Builder in writing not later than thirty (30) days after the Date of Contract.

(a)	In accordance with the construction schedule of the Vessel and provisions in the Specifications, the Builder shall submit to the Buyer the plans and drawings for its approval in pdf format for ease of transmission and sharing. Plans and drawings will be distributed through Synergi Project Exchange WEB-portal. The Buyer and its designated Representative(s) will receive a notification by e-mail for all plans and drawings distributed to the said WEB-portal. The Buyer shall within ten (10) Working Days after receipt of e-mail notification, set approval status or upload its comments (if any) for the relevant plans and drawings to the Synergi Project Exchange WEB-portal. Such comments shall be as complete as possible.

(b)	If Buyer’s uploaded comments on the plans and drawings are unclear or unspecified, the Builder may, by e-mail notice to the Buyer, request a clarification, and failure by the Buyer or its Representative to respond to this request within three (3) Working Days of receipt of such notice shall entitle the Builder to place its own reasonable interpretation on such comments or amendments when implementing the same.

(c)	If the Builder and the Buyer fail to agree whether such comments are of such a nature or extent as to constitute modification or change under Article VI hereof, the Builder shall nevertheless proceed with the construction based on the Buyer’s comments if so requested in writing by the Buyer. If it is established by mutual agreement or by arbitration as per Article XIX, that the Buyer’s uploaded comments, constitute a modification or change under Article VI, the Builder shall be entitled to an appropriate adjustment of the Contract Price, Delivery Date and/or the characteristics of the Vessel and Article VI, clause 1, first paragraph shall apply.

(d)	In the event that the Buyer fails to set approval status or upload its comments (if any) for the relevant plans and drawings to the Synergi Project Exchange WEB-portal within the time limit specified in (a) above, the Builder shall through Synergi Project Exchange WEB-portal or by e-mail to the Buyer request approval status or comments (if any) within three (3) days, failing which the Builder shall have the right to consider such plans and drawings as approved by the Buyer.

(e)	The Buyer’s approval or non-approval of drawings shall not affect any of the Builder’s obligations hereunder, including the Builder’s obligation to deliver the Vessel fully approved by the Regulatory Bodies, or the Builder’s responsibility under Article X hereof.

2.	Appointment of Buyer’s Representative

The Buyer shall send to and maintain at the Builder’s yard, at the Buyer’s own cost and expense, one or more representatives at least one of which shall be duly authorised in writing by the Buyer (herein called the “Representative”) to act on behalf of the Buyer in connection with approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and any other matters for which he is specifically authorised by the Buyer. Any other limitation in the authorisation shall be specified in writing, and such authorisation shall be valid and binding upon the Buyer until withdrawn in writing by notice from the Buyer to the Builder.

The Buyer shall use commercially reasonable efforts to have the Representative present at all times required for necessary approvals to facilitate the construction of the Vessel in an effective manner.

3.	Inspection by Representative

Builder shall provide unimpeded access for the inspection of the Vessel, its machinery, equipment and outfittings (and to anywhere in the Builder’s yard where there is work on or storage of items connected with construction of the Vessel) by the Classification Society, Regulatory Bodies and the Representative and/or his assistants throughout the entire period of construction.

The Representative and his assistants shall, during the construction of the Vessel, have the right to attend all tests, trials and inspections undertaken in respect of the Vessel, its machinery, equipment and outfittings. The Builder shall give reasonable notice in advance of any such tests and inspections to the Representative to enable him or any of his assistants to attend. Failure of the Representative or his assistant(s) to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present.

The Builder shall provide the Representative and/or his assistants with a similar right of inspection and supervision in respect of the work performed by the Subcontractor(s) of the construction of the hull of the Vessel, and the Builder shall make reasonable efforts to cause its other Subcontractors to provide the Representative and/or his assistants with a similar right of inspection and supervision in respect of the work performed by such Subcontractors.

In the event that Buyer or the Representative on behalf of the Buyer discovers any design, construction or material or workmanship which in its or his opinion does not conform to the requirements of the Contract (including the requirements for subcontracting), Buyer, the Representative or his assistants shall as soon as possible advise the Builder of such non-conformity. Unless the Builder agrees to rectify the matter, a notice thereof (which may be included in minutes of meeting or similar) shall be given to the Builder.

Neither any Inspection nor attendance of any test nor any failure to timely notify Builder of any defect or non-conformity shall relieve the Builder’s obligation under the Contract or operate as a waiver of any objection to any design, construction, material or workmanship considered (or later determined to be) non-conforming or not of the standard required for due performance of this Contract.

4.	Facilities

The Builder at its own expense shall furnish the Representative and his assistant(s) with adequate office space, and such other reasonable facilities according to the Builder’s practice at, or in the immediate vicinity of, the shipyard as may be necessary or reasonably requested by Buyer to enable them to effectively carry out their duties.

5.	Division of Liability

The Representative and his assistant(s) shall at all times be deemed to be the employees of the Buyer and not of the Builder.

The Builder, the Builder’s employees, Affiliates and Subcontractors shall be under no liability whatsoever to the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors, and the Buyer shall keep the Builder, the Builder’s employees, Affiliates and Subcontractors harmless, for personal injuries, including death, suffered during the time when he/she or they are on the Vessel, or within the premises of either the Builder or its Subcontractors or are otherwise engaged in or about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by Gross Negligence of the Builder, or any of the Builder’s employees, Affiliates or Subcontractors. Nor shall the Builder, the Builder’s employees, Affiliates and/or Subcontractors be under any liability whatsoever to the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors for damage to, or loss or destruction of property of the Buyer or of the Representative or his assistant(s), or the Buyer’s employees, Affiliates and/or subcontractors unless such damage, loss or destruction is caused by Gross Negligence of the Builder, or any of the Builder’s employees, Affiliates or Subcontractors.

The Buyer, the Representative and his assistant(s), and the Buyer’s employees, Affiliates and subcontractors shall be under no liability whatsoever to the Builder, the Builder’s employees, Affiliates and/or Subcontractors, and the Builder shall keep the Buyer, the Representative or his assistant(s), and the Buyer’s employees, Affiliates and subcontractors harmless, for personal injuries, including death, unless such personal injuries including death were caused by Gross Negligence of the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates and subcontractors. Nor shall the Buyer, the Buyer’s employees, Affiliates and/or subcontractors be under any liability whatsoever to the Builder, the Builder’s employees, Affiliates or Subcontractors for damage to, or loss or destruction of property of the Builder, the Builder’s employees, Affiliates and/or Subcontractors unless such damage, loss or destruction were caused by Gross Negligence of the Buyer, the Representative or his assistant(s), or the Buyer’s employees, Affiliates or subcontractors.

6.	Responsibility of Buyer

The Buyer shall undertake and assure that the Representative and his assistant(s) shall carry out their duties hereunder in accordance with normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance to the construction schedule of the Builder.

The Builder has the right to request the Buyer to replace the Representative or any of his assistant(s) who is deemed by the Builder to be unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Buyer shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the Buyer considers that such Builder’s request is justified, the Buyer shall effect such replacement as soon as convenient.

7.	Progress Reporting

The Builder shall provide monthly progress reporting to the Buyer, which inter alia shall include reporting on progress, planned production schedule, disclosure and exploration of any slippage in previously reported schedule, list of agreed/disputed changes, list of agreed/disputed force majeure delays, etc.

ARTICLE VI	MODIFICATIONS AND CHANGES

1.	Modification of Specifications

The work to be performed by the Builder under the Contract can be modified or changed by written request from S.V.P,        , unless another person is duly appointed in writing by the Buyer, provided that such modifications or changes will not adversely affect the Builder’s other commitments, and provided further that the parties shall first agree to possible adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. Such agreement shall be effected either by way of exchange of letters duly signed by authorised representatives of the parties, or by signed change order form, or by minutes of meeting or similar signed by authorised representatives of the parties, which shall constitute the necessary amendments to the Contract. Any proposed increase or decrease in the Contract Price shall be calculated in accordance with unit prices (inclusive of administration costs) or budget prices if such prices are available, otherwise as per the Builder’s customary price for such work. Notwithstanding the foregoing (but subject always to the Builder’s right to refuse modifications or changes which adversely affect the Builder’s other commitments), if Builder and Buyer do not agree on the nature or extent of any such adjustments, Buyer may by written instruction require Builder to proceed with the requested modification(s) or change(s) with the consequences of implementing such modification(s) and/or change(s) to be determined pursuant to Article XIX.

Any reasonable time and costs incurred by the Builder in preparation of offer(s) to the Buyer following a request for modification or change as set out above, which is not effected by way of signed change order forms or similar, shall be compensated by the Buyer.

The Builder is entitled to make minor modifications or changes to the Specifications if found necessary or desirable due to the availability of materials and equipment, the introduction of improvement methods or otherwise, provided that the Builder shall first obtain the Buyer’s approval, which shall not be unreasonably withheld or delayed.

2.	Change in Rules and Regulations

If, after the Date of Contract, there are any changes in the rules, regulations and requirements (or their application) of Class or Regulatory Bodies, the following shall apply:

(a)	Upon receipt of notice of such changes either party shall promptly notify the other party thereof.

(b)	If such change will be compulsory for the Vessel at the Contract Delivery Date, the Builder shall, unless the Buyer at its sole discretion seeks and obtains a waiver from the Classification Society or Regulatory Authorities (as appropriate), incorporate such alteration and/or change into the construction of the Vessel. The parties shall endeavour to agree on such adjustments to the Contract Price, Contract Delivery Date, changes in the Vessel’s characteristics or other changes in the Contract as set out in clause 1 above. If the parties fail to agree on the changes, the Builder shall proceed with the required changes and the matter shall be decided in accordance with Article XIX;

(c)	If such change is not or will not be compulsory for the Vessel, but the Buyer nevertheless desires to incorporate such change, this shall be considered a change or modification, as provided for in clause 1 of this Article VI.

3.	Substitution of Materials

If any of the materials, machinery or equipment required by the Specifications or the Maker’s List or otherwise pursuant to this Contract cannot be procured in time or are in short supply, the Builder may, in order to maintain the Delivery Date and subject to the Buyer’s approval, which shall not unreasonably be withheld and which shall be provided without undue delay, supply other materials, machinery or equipment of equal quality capable of meeting the requirements of the Classification Society or Regulatory Bodies if not negatively affecting performance or functionality or the appearance of any public space. No extra charges shall be made to the Buyer and, except that any savings shall be credited to the Buyer, the Contract shall remain unaltered.

ARTICLE VII	TEST AND TRIALS

1.	Notice

The Builder shall before delivery, by not less than fifteen (15) days written notice to the Buyer, notify the time and place for the sea trial for the Vessel. The Buyer shall have its Representative on board the Vessel to witness the sea trial. Failure by the Representative to attend at the sea trial without any valid reason despite a notice to the Buyer as aforesaid, shall be deemed to be a waiver by the Buyer of its right to be present. Buyer may also have others, including prospective crew, aboard for the sea trial, which in total shall not exceed twelve (12) persons.

The Builder may after due notice conduct the sea trial without the Representative of the Buyer being present, provided a representative of the Classification Society is present, and in such case the Buyer shall be obligated to accept the results of the sea trial on the basis of a certificate of the Builder confirmed by the Classification Society stating the results of the sea trial.

2.	Weather Conditions

The sea trial shall be carried out under weather conditions set out in the Specifications. Any delay in delivery caused by delay of the sea trial due to unfavourable weather conditions shall be considered Permissible Delay, provided that in the event of a delay so occasioned the sea trial shall be held on the first favourable day thereafter when conditions permit.

3.	How conducted

The sea trial shall be carried out in the presence of representatives from the Classification Society and/or Regulatory Bodies, and shall be conducted in the manner described in the Specifications, and shall be sufficient in scope and duration to enable all parties to verify and establish that all elements are functioning in accordance with the Contract.

All expenses in connection with the sea trial shall be for the account of the Builder, including without limitation all necessary crew.

4.	Method of Acceptance or Rejection

(a)	Upon completion of the sea trial and when the trial results are available, Builder shall promptly provide the results of the tests to Buyer in writing. If the Builder considers the results thereof demonstrates that the Vessel conforms with the Contract, the Builder shall promptly give the Buyer a written notice of completion stating when the Vessel is ready for delivery. This notice shall state where and when the vessel shall be available for delivery, which shall be at least fifteen (15) days after the notice is given (unless Buyer consents in writing to a shorter period). The Buyer shall within two (2) days after receipt of this notice (and the test results) notify the Builder in writing of its acceptance or rejection of the Vessel.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)	If the results of the sea trial demonstrate that the Vessel or any part or equipment thereof does not conform to the requirements of the Contract the Builder shall take all necessary steps to rectify such non-conformity. If necessary the Builder shall for its own account carry out further sea trial in accordance with this Article VII to ascertain that the Vessel complies with the terms of the Contract. Upon demonstration by the Builder that the deficiencies have been corrected, Builder shall give a notice thereof, with the results of such re-test in writing and of the readiness of the Vessel for delivery, to the Buyer, who shall then within two (2) days after receipt of such notice together with the new test results notify the Builder of its acceptance or rejection of the Vessel.

(c)	If the Buyer for any reason rejects the Vessel, the Buyer shall state in which respects the Vessel does not confirm to the requirements of the Contract with sufficient specificity to allow the Builder to consider whether there is a non-conformity or not.

(d)	If the non-conformity with the requirements of the Contract is of such a nature as to not materially interfere with the Vessel’s ability to operate in the luxury polar expedition cruise service, and the Builder is unable to rectify the matter within a reasonable time, the Builder may nevertheless require the Buyer to take delivery of the Vessel, provided that the Builder first:

(i)	undertakes writing to remedy the deficiency or fulfil the requirement for its own cost and expense and as soon as possible,

(ii)	agrees in writing to indemnify the Buyer for any direct and documented loss incurred as a consequence thereof, including loss of time, and

(iii)	provides a work guarantee or other security reasonably acceptable to Buyer in an amount sufficient to cover the expected cost (if accomplished by a third party in its own facility) of such deficiency.

Whereupon the Buyer shall accept delivery of the Vessel.

(e)	The Builder’s liability in respect of (d) (ii) above shall be [*].

(f)	If the Builder disputes the rejection by the Buyer, the case shall be submitted for final decision by arbitration in accordance with Article XIX hereof.

(g)	Failure in responding to the notice given by Builder under (a) or (b) above shall be deemed as unconditional acceptance of the Vessel by the Buyer.

5.	Effect of Acceptance

Acceptance of the Vessel as provided above, shall be final and binding and shall preclude the Buyer from refusing formal delivery on basis of any alleged deficiency in any part or parts of the Vessel which were tested during the sea trial, provided all other procedural requirements for delivery have been met.

6.	Disposition of Stores of consumable nature

Any fuel oil, unused lubricating oil, grease, fresh water or other consumable stores furnished by the Builder for the sea trial, remaining on board the Vessel at the time of Delivery and Acceptance shall be purchased by the Buyer from the Builder at the original net purchase price thereof (Builder to provide supporting invoices and documentation/monitoring or certificate (if applicable) as to quantities to Buyer establishing the total amount due). Payment thereof shall be effected by the Buyer together with payment of the final instalment of the Contract Price.

ARTICLE VIII	DELIVERY DATE AND DELIVERY

1.	Time and Place

Subject to the provisions of the following paragraphs, the Vessel shall be delivered at the Builder’s yard (see Article II) or in the vicinity thereof free and clear of all liens, claims, mortgages and other encumbrances, on 21st January, 2020 (the Contract Delivery Date), except that in the event of delays in the construction of the Vessel or any performance required under the Contract due to causes which under the terms of the Contract permit postponement of the Delivery Date (Permissible Delay), the Delivery Date shall be postponed as provided by Article IX, clause 4.

The delivery range for the Vessel is not earlier than 18th November 2019 and not later than 21st January 2020 (the “Delivery Range”) but for all purposes in relation to this Contract the contractual Delivery Date by which the Vessel shall be delivered shall be the date stated in this Article VIII Clause 1, first paragraph. Where the Builder considers that it may be able to deliver the Vessel prior to the last date within the Delivery Range then the provisions of this clause shall apply. By no later than 10th January 2019 the Builder shall make an assessment of whether it may be possible for the Vessel to be delivered within the Delivery Range. If in its sole assessment the Builder concludes that it is possible for the Vessel to be delivered prior to the last date within the Delivery Range then it shall give written notice to the Buyer of the date by which the Vessel can be delivered (the “Revised Delivery Date”). At the same time the Builder shall notify the Buyer of any additional price which the Builder estimates will be incurred in order to achieve the Revised Delivery Date. The Builder’s notice shall include an offer to the Buyer to take delivery of the Vessel on the Revised Delivery Date on terms that there is an adjustment in Contract Price for any such additional price related to the delivery of the Vessel on the Revised Delivery Date and any other terms and conditions occasioned by or resulting from delivery of the Vessel on the Revised Delivery Date. Buyer shall accept or reject such offer by notice to Builder within twenty (20) days of receipt, and if accepted the change in the Delivery Date, the adjustment in the Contract Price and such other conforming adjustment to the terms and conditions of this Contract shall become binding on the parties.

The Buyer shall be obliged to take delivery of the Vessel before the Contract Delivery Date if validly tendered for delivery by the Builder, but not before 20th November 2019, and provided that the Builder has given notice in writing to the Buyer fifteen (15) days before such early delivery.

2.	When and how effected

Upon the Vessel and the documents identified in clause 3 following being ready for delivery in accordance with the Contract and subject to the Builder having provided notice pursuant to Article VII, clause 4 (unless Buyer has validly rejected the Vessel and Article VII, clause 4(d) has not become effective), the Builder shall tender notice to the Buyer that the Vessel is ready for delivery, and the Buyer is obliged to accept delivery of the Vessel as then presented.

Provided that the Buyer has fulfilled all of its obligations under the Contract, Delivery and Acceptance of the Vessel shall be effected forthwith upon exchange and acceptance by the parties hereto of a Protocol of Delivery and Acceptance signed by each party acknowledging delivery of the Vessel and the required documentation by the Builder and the acceptance thereof by the Buyer.

3.	Documents to be delivered to the Buyer

Upon Delivery and Acceptance of the Vessel, the Builder shall provide and deliver to the Buyer at its expense the following documents, which shall accompany the Protocol of Delivery and Acceptance:

(a)	Protocol of Trials made pursuant to the Specifications.

(b)	Protocol of Inventory and Equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Stores of consumable nature referred to under Article VII hereof which are payable by the Buyer to the Builder.

(d)	Drawings and Plans pertaining to the Vessel together with all necessary instruction manuals, as further stipulated in the Specifications.

(e)	All Certificates including the Builder’s Certificate required to be furnished upon Delivery and Acceptance of the Vessel pursuant to the Contract and the Specifications. It is agreed that if, through no fault on the part of the Builder, the Classification Certificate and/or other required certificates are not available at the time of delivery, provisional certificates shall be accepted by the Buyer, provided that the Builder at its expense shall furnish the Buyer with final certificates as promptly as possible. All certificates with expiry dates shall be valid for a minimum period equal to the Guarantee Period.

(f)	Declaration of Warranty by the Builder that the Vessel is free and clear of any liens, claims, charges, mortgages, taxes, fines, duties or other encumbrances or obligations of any nature whatsoever.

(g)	Commercial invoice

(h)	Acknowledgement of receipt of information about the Vessel’s stability

(i)	Such other documents as may reasonably be required by Buyer for purposes of registering the Vessel.

4.	Title and Risk

Title to and risk of loss of or damage to the Vessel shall rest with the Builder until exchange of the Protocols of Delivery and Acceptance is effected, immediately upon which title and risk shall pass to the Buyer.

5.	Removal of Vessel

The Buyer shall take possession of the Vessel immediately upon Delivery and Acceptance thereof, and shall remove the Vessel from the premises of the Builder within five (5) days after the Delivery and Acceptance as aforesaid. If the Buyer does not remove the Vessel within the said period, the Buyer shall pay reasonable mooring charges for the Vessel for up to seven (7) days and shall thereafter compensate the Builder for all losses and expenses arising in addition to mooring charges.

ARTICLE IX	DELAYS AND EXTENSION OF TIME FOR DELIVERY (PERMISSIBLE DELAY, FORCE MAJEURE)

1.	Causes of Delay

(a)	In case of Force Majeure Delay, the actual time lost by all such delays shall be Permissible Delay. A Force Majeure Delay shall occur if either the construction of the Vessel or any performance required as a prerequisite of Delivery and Acceptance of the Vessel is prevented or delayed as a consequence of:

Acts of God; acts of princes and rulers; requirements of government authorities; war or warlike condition, blockade, revolution, insurrections, mobilisation, civil commotion or riots, mobilisation; sabotage; strike or lockout (except a strike, lockout or other local labour disturbances at the Builder’s yard and/or other facilities of the Builder), plague or other epidemics, pandemics, quarantines; flood, typhoons, hurricanes, storms or other extraordinary weather conditions not included in normal planning; earthquakes, volcanic eruptions, tidal waves, landslide; fires, explosions, collisions or stranding; embargoes; import or export bans or restrictions; prolonged failure, or shortage or restriction of electrical current, oil or gas;

and/or: any other extraordinary events beyond the control of the Builder;

and/or: inability to obtain delivery or delay in delivery of materials, machinery or equipment by Subcontractor(s) where the cause of delay would have been recognised as Force Majeure Delay under this Article IX if it had affected the Builder, provided that the Builder has shown due diligence in its choice of Subcontractor, so that at the time of ordering same it could reasonably be expected by the Builder to be delivered in time;

and/or: delays in the Builder’s other commitments resulting from Force Majeure as herein described directly causing delay of the Builder’s performance hereunder;

Provided always:

that there shall be no Force Majeure Delay if such delay could reasonably have been foreseen or anticipated by the Builder (or the Subcontractor, if applicable) on the Date of Contract (or date of subcontract, if applicable, or that it could have been prevented or overcome by the exercise of due diligence by the Builder (or Subcontractor, if applicable);

(b)	The provisions under sub-clause (a) above apply whether or not the Force Majeure occurs after the Delivery Date.

2.	Notice of delay

(a)	Within ten (10) days after the Builder becomes aware of any cause of delay as aforesaid, on account of which the Builder will claim that it is entitled under the Contract to postpone the Delivery Date, the Builder shall notify the Buyer in writing or by e-mail, confirmed by registered mail, of the date such cause of delay commenced. Likewise, within ten (10) days after the Builder becomes aware of any such cause of delay ending, the Builder shall notify the Buyer in writing or by e-mail, confirmed by registered mail, of the date when such cause of delay ended.

Failure by the Builder to timely give such notices as aforesaid shall prevent the Builder from claiming Force Majeure Delay on account of such circumstances.

(b)	The Builder shall notify the Buyer of the period of Permissible Delay arising by reason of such Force Majeure Delay, with all reasonable despatch after it has been determined. Failure by the Buyer to object to the Builder’s claim for Permissible Delay within ten (10) days after receipt by the Buyer of such notice shall be deemed to be a waiver by the Buyer of its right to object to the determination of the actual time lost by delay caused by the responsible event of Force Majeure.

3.	Permissible Delay

Actual Delays in the construction of the Vessel arising on account of (i) Force Majeure Delay; (ii) Article VI and Article XII, clause 2 hereof; (iii) any other non-fulfilment by the Buyer of the Buyer’s obligations hereunder; (iv) delays in the delivery of Buyer’s Supplies; (v) late action by the Classification Society or other bodies whose documents are required; and/or (vi) delays in deliveries from the interior designer (architect) shall constitute Permissible Delay.

4.	Net Delay

All events and circumstances giving rise to Permissible Delay shall be evaluated and re-evaluated from time to time during the construction process to assess their actual net effect, taken together in the aggregate, on the construction schedule using a critical path analysis (“Net Delay”). The Delivery Date shall be extended Working day for Working day for each day of Net Delay for any actual time lost by delay caused thereby.

ARTICLE X	WARRANTY OF QUALITY

1.	Extent of Builder’s Responsibility

Save as provided for in this Article, the Builder shall have no responsibility whatsoever for Defects or the consequences thereof (including, without limitation, any direct or indirect loss of any type) that are discovered or occur after the Delivery and Acceptance of the Vessel.

2.	Guarantee

The Builder undertakes to repair and rectify or replace at its own cost and expense and free of charge to the Buyer, any Defects (but excluding any Buyer’s Supplies and/or defects or deficiencies caused thereby) discovered during the Guarantee Period, but excluding defects arising after Delivery and Acceptance due to normal wear and tear or improper handling of the Vessel or caused by improper use or maintenance of the Vessel on part of the Buyer, its servants or agents or by any other external effect after the Delivery and Acceptance.

The Builder’s liability as stated herein shall terminate in full if any Defects as aforesaid have not been discovered within the Guarantee Period (of twelve (12) months or such other period as the Builder and the Buyer may agree in writing) unless otherwise provided for in the Contract or otherwise agreed to in writing by Builder and Buyer and provided that any such Defects shall be notified in writing to the Builder as soon as practicably possible but in any event no later than twenty-one (21) days after Buyer’s discovery. Any notice hereunder must in any event be received by the Builder at the latest within twenty-one (21) days after expiry of the Guarantee Period, and shall include particulars of the deficiency in such detail as can reasonably be expected and the extent of the damage caused thereby (if any).

Notwithstanding the foregoing, the deadline for giving notice of a Defect shall not apply to any Defects that could only be discovered on dry docking the Vessel, in such case notice of such Defect(s) need not be tendered before the Vessel is in the dock, but must be tendered before the Vessel leaves the dry-dock.

The Guarantee Period will be extended in the following case:

From the completion of performance of any repair or replacement under this Article X, there will, except as provided below in this paragraph, be a further period of guarantee of twelve (12) months for the repaired items, but subject to an overall time-limit of twenty-four (24) months counted from the Delivery Date. Such further period of guarantee shall, however, not reduce the Guarantee Period below the original Guarantee Period for any such repaired or replaced item. Any additional guarantee period will be granted on the remedial works undertaken by the Builder or its Subcontractors in the Guarantee Period. The Buyer shall, however, not be entitled to any additional guarantee for defective repair work or defective replacement parts deficiencies not performed or provided by the Builder or its Subcontractors.

Notwithstanding anything here to the contrary, but subject always to the Builder’s written consent, which shall not be unreasonably withheld, the Buyer may defer any repair or replacement of a Defect discovered during the Guarantee Period (provided timely notice thereof was given to Builder as required herein) that would otherwise require an interruption to the Vessel’s operations to the next schedule drydock period for the Vessel.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	Rectification of Defects

If the Builder is liable for Defects as aforesaid, its obligations shall be as follows:

(a)	The Builder shall make any necessary repairs or replacements to rectify the Defect, or cause the Defect to be rectified at its own cost, and, to the extent not covered by Buyer’s insurance, provided always that the Buyer is in full compliance with all covenants and warranties in such insurance policy when the Defect occurs, any damage to the Vessel’s part(s) that has been damaged as a direct and immediate consequence of such Defect without any intermediate cause, ; provided, however, that the amount of any damage to the Vessel subject to a deductible under the applicable Buyer insurance policy shall not be regarded as “covered” for purposes of this provision. The Builder shall in any event not be liable for any consequential damage as stated herein over and above [*]. The Builder shall have no other liability whatsoever for any damage or loss caused as a consequence of the Defect.

(b)	The repairs, replacements and/or rectifications shall be made at the Builder’s yard.

However, if it is impractical to bring the Vessel to the Builder’s yard or if the Builder cannot supply the necessary replacement parts, material or labor without undue delay to the Vessel, the Buyer may, after having notified the Builder in writing, cause the necessary repairs, replacements and/or rectifications to be carried out elsewhere. In such case, the Builder shall at its own cost be entitled to forward necessary replacement parts or materials.

The Builder’s liability shall in such case be limited to pay the cost of repairs and replacements including travelling and forwarding expenses (unless such costs and/or expenses have been paid by Subcontractors), but always limited to the price of the work which the Builder would normally charge at its yard as documented by Builder’s books and records. Upon such payment, the Builder shall immediately be discharged from any further guarantee obligation in respect of – and to the extent of – any such repairs or replacements performed by any other yard or supplier; provided that in the event operational necessities or a lack of required parts or labor are such that the repair or replacement is of a temporary or partial nature, the Builder shall have no responsibility for the quality of the parts or workmanship provided by such other yard or supplier but shall retain responsibility to provide for the full repair, replacement or other rectification of the subject Defect (and subject to clause 3(a) above, any attendant consequential damage).

In any case, the Builder shall co-operate with the Buyer to find proper solutions to rectify any Defect subject to Builder’s guarantee obligations under this Article X.

(c)	The Vessel shall in any case be taken at the Buyer’s cost and expense to the place elected for guarantee work, ready for the necessary repairs, replacements and/or rectifications.

(d)	The Builder shall have the ownership to all replaced parts. The Buyer shall return any such parts to the Builder at Builder’s request and at Builder’s expense.

4.	Subcontractors’ Guarantees

The Builder shall - upon the Buyer’s request - assign to the Buyer any rights the Builder may have against any Subcontractors, including any right to pursue any claim under the relevant subcontract. In the event of any such assignment, any liability the Builder had to the Buyer in respect of the work, equipment or other subject matter of the relevant subcontract shall be released to the extent of any recovery actually received by Buyer from such Subcontractor.

The Builder shall endeavour to have provisions in the subcontracts whereby the Buyer may claim against the Subcontractor directly.

5.	Extent of Builder’s Responsibility, Assignment

(a)	Upon Delivery and Acceptance of the Vessel to the Buyer in accordance with the terms of the Contract, the Builder shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the Buyer expressly provided for in this Article X and in Article VII(4)(d)), VIII(3), XIV, and XV) including without limitation, any responsibility or liability for defective workmanship, materials or equipment, design or in respect of any other defects whatsoever and any loss or damage resulting from any act, omission or default of the Builder, or for any losses, damages or expenses whether of a direct or indirect nature arising from any cause whatsoever including, without limitation, any direct or indirect loss of time, loss of use, loss of profit or earnings or demurrage, or any additional costs or expenses incurred by the Buyer.

(b)	The guarantee provided in this Article and the obligations and the liabilities of the Builder hereunder are exclusive and in lieu of and the Buyer hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by Law or otherwise (including without limitation any obligations of the Builder with respect to fitness, merchantability and damages) or whether or not occasioned by the Builder’s negligence. This guarantee shall not be extended, altered or varied except as expressly provided in this Article X or by a written instrument signed by the duly authorized representatives of the Builder and the Buyer.

(c)	If the Buyer sells the Vessel during the Guarantee Period and wishes to assign its rights hereunder, such assignment shall be subject to the Builder’s consent, which shall not be unreasonably withheld or delayed.

6.	Exclusion of Liability

(a)	The Builder shall in no event be liable for nor required to indemnify the Buyer for any claim for damages from any third party in respect of any loss of enjoyment, loss of or damage to property or personal injury or loss of life said to arise as a result of the breach by the Builder of any provision of this Contract, any defect or deficiency in the Vessel or any alleged failure by the Builder to comply with any product liability or other sales of goods legislation in any jurisdiction. The Buyer hereby agrees to indemnify the Builder in the event that any employee, servant or agent of the Buyer or any passenger, officer, crew member or any other person on board the Vessel successfully brings any claim against the Builder and the Buyer’s indemnity shall include, without limitation, repayment of all legal expenses incurred by the Builder in defending such a claim.

(b)	Furthermore, the Builder shall have no liability for, nor be required to compensate the Buyer, for any compensation (whether legally payable or paid ex-gratia) paid to any passenger as a result of any loss of enjoyment, loss of or damage to property, loss of life or personal injury said to arise as a result of the alleged breach by the Builder of its obligations under this Contract or as a result of any alleged defect or deficiency in the Vessel.

(c)	The Buyer shall in no event be liable for nor required to indemnify the Builder for any claim for damages from any employee, servant or agent of the Builder in respect of any loss of or damage to property or personal injury or loss of life said to arise as a result of the breach by the Buyer of any provision of this Contract. The Builder hereby agrees to indemnify the Buyer in the event that any employee, servant or agent of the Builder successfully brings any claim against the Buyer and the Builder’s indemnity shall include, without limitation, repayment of all legal expenses incurred by the Buyer in defending such a claim.

(d)	The provisions of this clause 6 are subject to the exception for certain claims under Article X, clause 7.

7.	The Guarantee Engineer

(a)	Subject to six (6) months prior written notice by the requesting party, the Builder shall have the right, but if requested by the Buyer shall have the obligation, to appoint a Guarantee Engineer to serve on-board the Vessel for the Guarantee Period. The Buyer and its employees shall provide the Guarantee Engineer with full co-operation in carrying out his duties, which shall be to assist Buyer and its crew to obtain the most efficient use of the Vessel and to identify and assist in planning and preparation for the rectification of Defects (or in rectifying such minor Defects as may be practicable). The Buyer shall accord the Guarantee Engineer board and treatment comparable to the Vessel’s Chief Engineer and reasonable accommodation based on availability of crew cabins, at no cost to the Builder. The Builder shall cover the salary and direct expenses of the Guarantee Engineer for the first six (6) months of the Guarantee Period, including the expenses of repatriation by air to the Guarantee Engineer’s home country. Thereafter, to the extent he is still serving aboard,, the Buyer shall pay to the Builder the same wages as an European Chief Engineer as compensation for part of the cost and charges to be borne by the Builder in connection with the Guarantee Engineer.

(b)	The Guarantee Engineer shall, at all times and in all respects, be deemed to be the employee of the Builder. The Buyer shall be under no liability whatsoever to the Builder or to the Guarantee Engineer for personal injuries, including death, suffered by the Guarantee Engineer during the time when he or she is on board the Vessel, unless such personal injuries, including death, were caused by Gross Negligence of the Buyer, or of any of its employees or agents. Nor shall the Buyer be under any liability whatsoever to the Guarantee Engineer for damage to or loss or destruction of property of the Guarantee Engineer, unless such damage, loss or destruction is caused by Gross Negligence of the Buyer, or of any of its employees or agents. The Guarantee Engineer shall if requested sign a Letter of Indemnity required by the Buyer.

(c)	The Builder shall be under no liability whatsoever to the Buyer, or any of its employees or agents for personal injuries, including death or for damage to or loss or destruction of property of the Buyer, or of any of its employees or agents, caused by the Guarantee Engineer during the time when he or she is on board the Vessel unless such damage loss or destruction is caused by the Gross Negligence of the Guarantee Engineer. The presence on board of the Guarantee Engineer(s) shall in no way affect the rights and obligations of Builder and Buyer respectively as provided for in this Contract.

ARTICLE XI	OWNERSHIP, RISK AND INSURANCE

1.	Registration

The Builder may mortgage the Vessel and its materials (excluding Buyer’s Supplies if possible) as security for the construction financing, including the provision of refund guarantee(s), for the Vessel and the Buyer shall if necessary give its consent for that purpose. Any such mortgage shall be cancelled and deleted from the relevant registry at the latest on Delivery and Acceptance.

Any materials, parts, machinery or equipment purchased by the Builder and appropriated for the Vessel which are not utilised for the Vessel shall remain the property of the Builder after Delivery and Acceptance of the Vessel, unless identifiable as an item paid for by Buyer and claimed by it for use aboard the Vessel.

The Buyer may register the Buyer’s rights under the Contract and the Vessel under construction in accordance with the rules of the Norwegian Maritime Act with the Builder as title holder.

2.	Risk and Insurance

(a)	Until Delivery and Acceptance, the Builder bears the risk of loss of or damage to the Vessel, materials, parts, machinery, boilers and equipment, excluding the Buyer’s Supplies.

(b)	The Builder will arrange and pay for customary builders’ risk insurance for the Vessel by insurers reasonably acceptable to Buyer, and keep same in force throughout the construction process until Delivery and Acceptance. The insurance shall include necessary fire and transport insurance of materials and equipment which the Builder procures from Subcontractors. If requested by Buyer, the Builder shall arrange the coverage to include Buyer’s Supplies, with the increase in insurance of Buyer’s Supplies to be paid by the Buyer.

The insured amount shall as a minimum cover the aggregate of the instalments paid by the Buyer pursuant to Article III from time to time together with interest thereon and, where the Builder is requested by the Buyer to so insure, for the value of any Buyer’s Supplies.

By paying extra insurance premiums the Buyer may require that the building insurance is increased to cover the rebuilding value at any time.

The Builder shall cause copies of the policy main terms to be provided to Buyer.

(c)	(i)	The insurance policies shall be taken out in the name of the Builder and Buyer as their interests may appear, and shall include, but not be limited to the hull, equipment, machinery or services provided by any tiers of Subcontractors at the premises of the Builder during the construction period of the Vessel.

(ii)	The Builder may collect directly from the insurance company all sums in respect of its own losses.

(iii)	In the event of partial damage which is to be repaired and which is recoverable under the insurance policies, and provided that such damage shall not constitute a total loss of the Vessel, the Builder shall apply the proceeds recovered under the insurance policies to the repair of such damage satisfactory to the Class and Regulatory Bodies, and (subject to satisfaction of all requirements) the Buyer shall accept the Vessel under the Contract if completed and delivery duly tendered thereafter in compliance with the Contract.

(iv)	If prior to its delivery the Vessel sustains such heavy damage that the Builder has no obligation to rebuild the Vessel, or if the parties and/or the insurance company agree that the damage to the Vessel constitutes a total / constructive / compromised total loss, then the Builder shall by mutual agreement between the parties hereto either:

(a)	Proceed in accordance with the terms of the Contract, in which case the amount recovered under the insurance policies shall be applied to the reconstruction of the Vessel, provided that the Buyer and the Builder shall first agree in writing to such reasonable postponement of the Delivery Date and adjustment of other terms of the Contract as may be necessary for such reconstruction, or

(b)	Refund immediately to the Buyer the amount of all instalments paid to the Builder under this Contract, and the cost of any Buyer’s Supplies insofar these are insured by the coverage procured by the Builder and destroyed, and return any other Buyer’s Supplies in “as is” condition whereupon this Contract shall be deemed to be cancelled and all rights and obligations of the parties hereunder shall terminate forthwith.

If the parties are unable to agree within thirty (30) days as to option (a) or (b) above, then option (b) shall apply.

(v)	Subject to the foregoing, the Builder shall for its own account insure the Vessel on terms that are normally used for insuring vessels under construction at Norwegian yards with coverage to be maintained until Delivery and Acceptance of the Vessel.

(vi)	War risk insurance for the Vessel with accessories shall be taken out only at the request of the Buyer and for its account.

3.	Waiver of subrogation

The Buyer shall ensure that any insurances procured by or on behalf of the Buyer for the Vessel for coverage from and after Delivery and Acceptance, shall include a waiver of subrogation against the Builder and the Builder’s Subcontractors, and the Buyer shall document the same latest upon Delivery and Acceptance of the Vessel.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE XII	DEFAULT PROVISIONS

1.	Builder’s Default - Cancellation by Buyer

If (i) the Builder is declared bankrupt, commences or becomes subject to proceedings for dissolution, insolvency, receivership or similar relief, or (ii) the Refund Guarantee is rescinded, disavowed or is to expire within [*] and has not been replaced or extended in a manner reasonably satisfactory to Buyer, or if the issuer thereof is declared bankrupt, or becomes subject to proceedings for dissolution, insolvency, receivership, or similar relief and alternative security of a similar tenor by a first class international commercial bank reasonably acceptable to Buyer has not provided in substitution therefor, or (iii) Builder fails to perform any work relating to the design and/or construction of the Vessel (as applicable) for a running period of [*] (excluding any Permissible Delay), then the Buyer may cancel the Contract and without prejudice to its rights under the Refund Guarantee, claim compensation for its losses.

In the event that the Buyer shall exercise its right of cancelling the Contract under and pursuant to any of the provisions of the Contract specifically permitting the Buyer to do so, then the Buyer shall notify the Builder in writing (or by e-mail confirmed by registered mail), and such cancellation shall be effective as of the date notice thereof is received by the Builder.

Upon such cancellation the Builder shall promptly but in any event within ten (10) Working Days either accept the notice of cancellation, or declare its intention to dispute the same under the provisions of Article XIX hereof.

If cancellation is accepted by the Builder, the Builder shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of interest set out in Article III from the date of payment to the date of refund. The Builder shall make available to the Buyer the Buyer’s Supplies, or if they cannot be made available, the Builder shall pay to the Buyer an amount equal to the value thereof. Upon acceptance by the Builder of the notice of cancellation and refund (and tender of or payment for Buyer’s Supplies, if applicable) as aforesaid, the Builder shall have no liability whatsoever or howsoever arising, whether under law, statute or contract, for any other loss suffered by the Buyer.

If the Builder disputes the Buyer’s entitlement to cancel the Contract and commences arbitration in accordance with Article XIX hereof the Builder shall have no obligation to refund any amount until a final and unappealable arbitration award (or in the event of an appeal or challenge, a final and unappealable court order) is obtained in favour of the Buyer, expressly stating the amount to be refunded to the Buyer by the Builder.

2.	Buyer’s Default - Disputes regarding Payment

(a)	If the Buyer fails to duly make the payments provided for in Article III, clause 3, the Builder shall by written notice to the Buyer, request payment of the unpaid amount. If the amount has not been paid within ten (10) Banking Days from receipt of such notice, the Builder may postpone the commencement of, or stop the work on the Vessel and enforce payment of its claim. Any time lost as a result of the Builder postponing the commencement of, or stopping the work on the Vessel in accordance with this provision shall be deemed to amount to Permissible Delay.

(b)	If twenty (20) days have elapsed from the receipt of the above notice without the Buyer having paid or provided security acceptable to the Builder, the Builder may cancel the Contract.

In either case the Builder may claim compensation for losses caused thereby.

Notwithstanding the above, if there is a dispute in respect of the Buyer’s payment obligation, the Builder has no right to postpone the commencement or stop the work or cancel the Contract, if the Buyer provides security acceptable to the Builder for the disputed unpaid amount.

If the Buyer is declared bankrupt, the Builder may cancel the Contract and claim compensation for its losses.

ARTICLE XIII	ASSIGNMENT

Neither of the parties hereto shall assign the Contract to a third party unless (a) prior consent of the other party is given in writing, such consent not to be unreasonably withheld, or (b) in the case of Buyer, the assignment is (i) to an affiliate of Buyer and notice of the assignment is promptly given to Builder, or (ii) to a financial institution providing financing to or guarantee on behalf of Buyer in connection with this Contract; and subject always to the continuity of the security provided by Buyer pursuant to Article III, clause 6(a) or the provision of substitute security satisfactory to the Builder.

The Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

ARTICLE XIV	TAXES AND DUTIES

1.	Taxes and Duties in the country of the Builder

The Builder shall bear and pay all taxes and duties imposed in Norway and in the country of the Builder’s Subcontractors in connection with the execution and/or performance of the Contract, excluding any taxes and duties imposed in the country of the Builder upon the Buyer’s Supplies which shall be for the Buyer’s cost and expense.

2.	Taxes and Duties outside the country of the Builder

The Buyer shall bear and pay all taxes and duties imposed outside the country of the Builder in connection with the execution and/or performance of the Contract, except for taxes and duties imposed upon those items to be procured by the Builder for construction of the Vessel or attributable to a Subcontractor.

ARTICLE XV	PATENTS, TRADEMARKS, COPYRIGHTS

(a)	Where they are owned and supplied by a party hereto, that party shall retain all Intellectual Property Rights with respect to the Specification, plans and Drawings, technical descriptions, calculations, test results and other data, and information and documents concerning the design and construction of the Vessel. The other party undertakes not to disclose the same or divulge any information contained therein to any third parties without the prior written consent of the first party, except where it is necessary for usual operation, repair and maintenance of the Vessel and to subsequent owners and prospective purchasers and charterers.

(b)	Each party shall ensure that any manufacture and/or supply according to specifications, drawings, models or other instructions supplied by it in connection with the construction of the Vessel shall not infringe any Intellectual Property Rights of third parties. Should claims nevertheless be made against the non-supplying party in respect of Intellectual Property Rights arising out of or in any way related to the performance of the Contract (including in respect of Builder’s design for the Vessel), the supplying party shall keep the other party indemnified against such claims, including any legal costs in connection therewith.

(c)	For the purpose of this sub-clause (c), “Information” means technical information relating to the Vessel designated by one party as confidential and supplied or disclosed by that party to the other, except information which corresponds in substance to information which:

(i)	Was developed by and in possession of the other party prior to first receipt from the first party; and/or

(ii)	At the date of hereof or hereafter, through no wrongful act or failure to act on the part of the other party, enters the public domain or is received by the other party from a third party without any obligation of confidentiality.

Where it is necessary during the performance of this Contract for one party to make Information available to the other party, the other party shall hold all such Information in confidence and not disclose it to any third parties (except that disclosure to its officers, directors, employees, agents and consultants involved in the construction of the Vessel or in its subsequent maintenance, repair or operation or use if for any purpose other than in connection with the construction of the Vessel and for its subsequent maintenance, repair and operation as provided herein without the prior written consent of the first party, which shall not be unreasonably withheld.

(d)	Nothing contained in this Contract shall be construed as an assignment or transferring any intellectual property of any kind from one party to the other, and all such rights including the design of the Vessel are hereby expressly reserved to the true and lawful owner(s) thereof; provided that nothing in this paragraph (d) shall limit or restrict any sale or transfer of interests in or to the Vessel or of the rights of any transferee to use and employment of the Vessel.

ARTICLE XVI	BUYER’S SUPPLIES

1.	Responsibility of Buyer

(a)	The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the items to be furnished by the Buyer, as specified in the Specifications Chapter M and as defined in Article I, at the warehouse or other storage facility of the Builder in a proper condition ready for installation in or on the Vessel, in accordance with a time schedule to be provided within sixty (60) days after Date of Contract by the Buyer and approved by the Builder.

(b)	In order for the Builder to install the Buyer’s Supplies in or on the Vessel (if so agreed in writing between the Parties), the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by all applicable rules and regulations. If so reasonably requested by the Builder, the Buyer shall without any charge to the Builder cause the representatives of the manufacturers of the Buyer’s Supplies to assist the Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments at the Builder’s yard, in each case provided such service is customarily rendered by such representatives.

(c)	Any and all of the Buyer’s Supplies shall be subject to the Builder’s reasonable right of rejection, when and if they are found to be unsuitable or in improper condition for installation.

(d)	Should the Buyer fail to deliver any of the Buyer’s Supplies within the time designated in the approved schedule, any time actually lost shall be Permissible Delay; provided that Buyer may by notice to Builder instruct that construction proceed without installation of such late item(s).

(e)	If delay in delivery of any of the Buyer’s Supplies exceeds ten (10) days, then the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel as hereinabove provided. In such event, or in the event of Buyer instructions pursuant to clause (d), and the Buyer shall accept and take delivery of the Vessel so constructed with any unincorporated Buyer’s Supplies that were not installed by reason of the provisions of clause (d) or this clause (e) delivered as loose items or, if undelivered, separately after the Delivery Date.

(f)	The Builder shall permit the Buyer’s personnel and/or Buyer’s subcontractors access to the relevant part of the Vessel for the purpose of installing and commissioning of the Buyer’s Supplies in accordance with the schedule set out in (a). Any installation and commissioning of the Buyer’s Supplies which has an impact on the Delivery Date shall be deemed Permissible Delay.

2.	Responsibility of Builder

The Builder shall be responsible for storing and handling with due diligence the Buyer’s Supplies after delivery thereof at the Builder’s yard. The Builder shall not in any way be responsible for the quality, efficiency and/or performance and/or commissioning and testing of any of the Buyer’s Supplies. In addition, and unless the Builder confirmed in writing the inter-face design prior to the Buyer’s ordering of the relevant Buyer’s Supplies, the Builder shall bear no responsibility or liability for the inter-face design or any part hereof. Title to Buyer’s Supplies shall at all times remain with Buyer.

3.	Installation of Buyer’s Supplies

If installation of Buyer’s Supplies is not clearly described as included in the Specifications, any installation by the Builder of Buyer’s Supplies in or on the Vessel shall be subject to a written Change Order as set out in Article VI.

The provisions of this Article XVI shall also apply in full for Buyer’s Supplies included in subsequent Change Orders.

ARTICLE XVII	NOTICES

1.	Address

Any and all notices and communications in connection with the Contract shall be in writing; addressed to the applicable Party at the address set forth in the Preamble and given by hand delivery, express service or by email (with any notice by email to be confirmed by a copy by hand or express) as follows:

To the Buyer in duplicate to the attention of:

Name:	S.V.P.
E-mail:

and
Name:	CFO
E-mail:

To the Builder:

Name: E-mail:	Managing Director

2.	Language

Any and all written notices and communications in connection with the Contract shall be in the English language.

ARTICLE XVIII	ENTIRE CONTRACT & INTERPRETATION

1.	Entire Contract

The Contract constitutes the entire agreement between the parties hereto and no promise, undertaking, representation, warranty or statement by either party prior to the date of this Contract shall affect this Contract. Any modification of this Contract shall not be of any effect unless in writing signed by or on behalf of the parties.

2.	Interpretation

If any provision or part-provision of this Contract is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Contract. If one party gives notice to the other of the possibility that any provision or part-provision of this Contract is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision. Any such amended provision shall be deemed to have had effect since this Contract became effective.

The index and headings (of all levels and types) appearing in this Contract are included for convenience only shall not affect the interpretation of this Contract.

ARTICLE XIX	GOVERNING LAW, DISPUTE AND ARBITRATION

1.	Governing Law

The parties hereto agree that the validity and interpretation of the Contract and of each Article and part thereof and any non-contractual obligations arising under or in relation hereto, shall be governed by and interpreted in accordance with English law.

2.	Arbitration

In the event of any dispute between the parties hereto arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, England in accordance with the Rules of the London Maritime Arbitrators Association (“LMAA”) and the following provisions:

(a)	Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also reasonably identify the dispute. Within fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the tribunal of arbitration (hereinafter called the “Arbitration Tribunal”) for the settlement of such dispute.

(b)	In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within fourteen (14) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Tribunal. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within fourteen (14) days from the date on which the second arbitrator is appointed, either party or the said two arbitrators may apply to the President of the LMAA to appoint a third arbitrator. The award of the arbitration made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either party, shall be final, conclusive and binding upon the parties hereto.

(c)	All arbitrations shall be conducted in the English language.

(d)	The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

(e)	Judgment on any award may be entered in any court of competent jurisdiction.

3.	Technical Matters

Notwithstanding clause 2, in the event of any dispute regarding the interpretation of a Specification, or the determination as to whether any work performed or material provided for the construction of the Vessel conforms to the Specifications, Drawings, or other approved plans or modifications, either party may by notice to the other cause the matter to be referred to DNV●GL, who is hereby appointed as technical mediator and whose decision as to the matters referred to him shall not be binding on the parties but shall be admissible in any subsequent proceeding. The costs of the technical mediator shall be borne by the parties in shares proportionate to the outcome of the dispute, and in the event of the failure of a party to pay its share within thirty (30) days of invoice the other party may advance the amount thereof to the technical mediator and in such event shall be entitled to recover in any subsequent proceedings as liquidated damages an amount equal to double the amount so advanced.

ARTICLE XX	INTENTIONALLY OMITTED

ARTICLE XXI	ADDITIONAL TERMS

1.	Material and Equipment

All material and equipment provided for construction of the Vessel shall be new, identified by country of origin, not purchased, obtained or used in violation of any EU or U.S. law or sanctions program then in effect, not contraband, counterfeit or embargoed.

2.	Environmental Considerations

Builder shall give due consideration when selecting materials for use in constructing the Vessel to its eventual disposition and to the extent practicable to the use of materials better adopted to recycling while minimizing the use of hazardous materials.

3.	Effectiveness

This Contract is subject to the following conditions both of which must be satisfied latest within 3rd November 2017, failing which this Contract shall become null and void:

(i)	A copy of the board resolution of the Board of Directors of the Buyer approving the entering into of this Contract by the Buyer; and

(ii)	A copy of the board resolution of the Board of Directors of the Builder approving the entering into of this Contract by the Builder.

4.	Execution

The Contract, including the Conditions of Contract with its Appendices and Exhibits, has been drawn up in two identical originals, one for each party.

New York, 1st November 2017

Name:Kristian Sætre	Name: Sven Olof Lindblad
For and on behalf of	For and on behalf of
Ulstein Verft AS	Lindblad Maritime Enterprises, Ltd

Appendix I	Buyer’s Form of Corporate Guarantee
Appendix II	Builder’s Form of Refund Guarantee
Appendix III	Building Specifications
Appendix IV	Architect Schedule
Appendix V	Lump sums
Appendix VI	Option Agreement
Appendix VII	Fuel Consumption Guarantee
Appendix VIII	Exchange Rate Agreement
Appendix IX	Fuel Oil Consumption Estimate

Appendix I Buyer’s Form of Corporate Guarantee

[company letterhead]

PARENT COMPANY GUARANTEE

Ulstein Verft AS

Osnesvegen

N●6065 ULSTEINVIK

NORWAY

[place, date] 2017

Dear Sirs,

GUARANTEE

We refer to the shipbuilding contract, as amended and supplemented from time to time, which was entered into on [date] 2017 between [●], as Buyer (the “Company”), and Ulstein Verft AS, as Builder (the “Beneficiary”), for the design, construction, equipment and completion of a [exploration cruise vessels] of ULSTEIN® [●] design bearing the Beneficiary’s hull no. [●] (the “Contract”).

We, (name of Guarantor] (the “Guarantor”), hereby irrevocably and unconditionally guarantee, by way of a separate and independent obligation to the Beneficiary, its successors and assigns:

1.	that the Company shall fulfil its obligations under the Contract, including but not limited to the punctual performance by the Company of each and all of the duties, obligations, covenants, warranties and undertakings (whether express or implied) under and/or in connection with the Contract when they, or any part of them, become due and performable according to the terms of the Contract (the “Guarantee”).

2.	If the Company shall fail to pay on its due date any part of the contract price or otherwise fail to fulfil its obligations under the Contract after having been notified of such default by the Beneficiary, we undertake, immediately on demand by the Beneficiary, to pay such part of the contract price or such other amount as may be due by the Company as Buyer under the Contract.

3.	Our Guarantee and undertaking hereunder shall be unconditional and irrevocable, and without prejudice to the generality of the foregoing this Guarantee shall not in any event be released, discharged, impaired, reduced, limited, terminated or otherwise affected by:

(a)	Any waiver or forbearance by the Beneficiary of or in respect of any of the Company’s obligations under the Contract, or by any failure by the Beneficiary to enforce the Contract or this instrument, or

(b)	Any alteration to, addition to or deletion from the Contract or the scope of the work to be performed under the Contract provided the Company has agreed to such alteration, addition or deletion in writing, or

(c)	The Insolvency, liquidation, moratorium of payments or bankruptcy of the Company, the termination of the Contract by an administrator liquidator (curator) or similar officer of the Company in accordance with applicable law; or

(d)	Any merger, demerger or other change in the constitution of the Company and/or any sale transfer, assignment or other disposal of shares in the capital of the Company or otherwise any change in the shareholding relationship between ourselves and the Company.

4.	This Guarantee constitutes continuing obligations on us as Guarantor, and may not be revoked, cancelled or otherwise terminated by us and our Guarantee and undertakings hereunder shall continue in full force and effect until the total contract price under the Contract has been duly paid and all other obligations under the Contract are duly fulfilled by the Company, at which time this Guarantee shall expire and be returned to us, and our liability hereunder shall be discharged absolutely

5.	Our liability under this Guarantee shall not in any event or under any circumstance exceed the obligations of the Company under, or in connection with the Contract and we as Guarantor shall be entitled to the same defences and limitations as may apply to the Company under, or in connection with the Contract.

6.	The Beneficiary shall have the right to assign this Guarantee to its financiers, but otherwise nether the Beneficiary nor the Guarantor may sell, assign or transfer this Guarantee or any of its rights and/or obligations hereunder.

7.	We hereby represent and warrant to the Beneficiary that:

(a)	We are duly incorporated and validly existing under the laws of our incorporation; and

(b)	We have the full corporate power and authority to enter into this Guarantee and to execute, deliver and perform our obligations under this Guarantee; and

(c)	this Guarantee constitutes legal, valid and binding contractual obligations on us as Guarantor; and

(d)	this Guarantee does not conflict with any laws, regulations or rules applicable to us.

8.	It is expressly understood that if any provision of this Guarantee is illegal, invalid or unenforceable in whole or in part, it shall not affect or impair the legality, validity or enforceability of any other provisions of this Guarantee nor shall it affect or impair the legality, validity or enforceability of such provision or any other provisions of this Guarantee and the parties shall be obliged to replace the (partial) illegal, invalid or unenforceable provision by another valid and enforceable provision, such that the meaning of that provision complies as much as possible with the (partially) invalid or unenforceable provision, taking into account the object and the purpose of this Guarantee.

9.	This Guarantee shall be governed and construed in accordance with English law.

In the event of any dispute between the parties hereto arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, England in accordance with the Rules of the London. Maritime Arbitrators Association (“LMAA”) and the following provisions

Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also reasonably identify the dispute Within fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the tribunal of arbitration (hereinafter called the “Arbitration Tribunal”) for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within fourteen (14) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arb trator, who alone, in such event, shall constitute the Arbitration Tribunal. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within fourteen (14) days from the date on which the second arbitrator is appointed, either party or the said two arbitrators may apply to the President of the LMAA to appoint a third arbitrator. The award of the arbitration made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either party, shall be final, conclusive and binding upon the parties hereto.

All arbitrations shall be conducted In the English language. The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear. Judgment on any award may be entered in any court of competent jurisdiction.

Yours faithfully,

FOR AND ON BEHALF OF:
[Guarantor]	Duly Authorized Signatory Name: Title. Date

Appendix II Builder’s Form of Refund Guarantee

Form of Advance Payment Guarantee under URDG 758

To: [●]

Type of Guarantee: Advance Payment guarantee

Guarantee No: [●]

The Guarantor:

The Applicant: Ulstein Verft AS, Osneset, N-6065 Ulsteinvik, Norway

The Beneficiary: [●]

The Underlying Relationship: The Applicant’s obligation in respect of Shipbuilding Contract between the Applicant and the Beneficiary, dated Es) 2017.

Guarantee Amount and currency: NOK [●]

Any documents required in support of the demand for payment, apart from the supporting statement that is explicitly required in the text below:

A claim shall be presented through an intermediary bank confirming that the original claim has been sent us by courier or registered mail and that the signature(s) are authorized signature(s) of the Beneficiary. Such confirmation shall be sent by authorized SWIFT to            . Any claim hereunder must be accompanied by one of the following: 1) in the event that the Guarantor has been notified in writing by the Applicant that it disputes the Beneficiary’s right to make demand hereunder, a certified copy of a final arbitration award granting the Beneficiary the right to cancel the Shipbuilding Contract and to receive payment of the disputed claim; or 2) in the case of a demand admitted by the Applicant, the signed written confirmation of the Applicant to the Guarantor, dated no more than 30 days prior to the date of receipt at this office, that the amount of the claim is properly payable; or 3) in the event of neither 1) nor 2) above, the signed written confirmation by Beneficiary that it has duly notified Applicant in writing of Beneficiary’s intention to submit the claim being made, accompanied by a certified copy of the written notice sent to Applicant at least fourteen (14) working days prior to the date of such confirmation, together with the official receipt for the posting by certified or registered mail of such notice.

Language of any required documents: English

Form of presentation: In paper form delivered by courier or registered mail.

Place of presentation: By mail:

Expiry: The earlier of the following:

Either the date of receipt by the Guarantor of a copy of the protocol of Delivery and Acceptance of the Vessel undersigned by the Beneficiary and the Applicant under the Shipbuilding Contract or [●].

However, in the event that there exists arbitration between the Beneficiary and the Applicant for any such matter as described in the above and the pendency of such arbitration has been communicated in a written statement to us by either the Beneficiary or the Applicant on or before the expiry date, then the validity of this Guarantee shall be automatically extended until the date falling thirty (30) calendar days after the date of publication the final award in such arbitration proceedings or other conclusion thereof (as the case may be).

As Guarantor, we hereby irrevocably undertake to pay to the order of the Beneficiary any amount up to the Guarantee Amount - plus interests of [●] % per year over the 3 month NOK NIBOR calculated from the date the advance payment has been paid to the Applicant by the Beneficiary until the date of our payment of the demanded amount - upon presentation of the Beneficiary’s complying demand, in the form of presentation in writing as set out above, supported by such other documents as may be listed above and in any event by the Beneficiary’s statement, whether in the demand itself or in a separate signed document accompanying or identifying the demand, (i) indicating in what respect the Applicant is in breach of its obligations under the Underlying Relationship, and (ii) confirming the amount the Beneficiary is entitled to receive; provided however that in the event of the presentation of a claim accompanied by the documentation listed under alternative 3) above we shall make payment only in the event we have not received a signed written notice by Applicant that it disputes the Beneficiary’s right to make demand hereunder before close of business the day following the day of our receipt of Beneficiary’s complying demand. When made, payment shall be remitted to such account at the intermediary bank presenting the claim as may be designated by Beneficiary in its complying demand.

A demand under this Guarantee may be presented as from the date of due payment by the Beneficiary of the first instalment under the Shipbuilding Contract being NOK [●] to the Applicant’s account no. [●] maintained with the Guarantor, provided such remittance identifies this Guarantee;

Any demand under this Guarantee must be received by us on or before Expiry at the Place for presentation indicated above.

This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of Norway. The courts of Oslo, Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee.

This Guarantee is subject to the Uniform Rules for Demand Guarantees (URDG) 2010 revision, ICC Publication No. 758.

Oslo, _____________

for DNB Bank ASA
by authority

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Appendix III Building Specifications

[*]

Appendix IV Architect Schedule

CX104 - U11060	ULSTEIN®

Appendix IV

ARCHITECT SCHEDULE

1.	General

The supply of the interior design of the Vessel as set out in this Appendix IV is priced as a lump sum in the Contract Price, cf. Article III, clause 1 in the Contract. In the event the actual price of the interior design exceeds the sum set out in Article III, cause 1 of the Contract, the Contract Price shall be adjusted based on the Builders actual cost of the interior design.

2.	Scope of interior design (Architect) services

The interior designer (the “Architect”) shall develop the interior design of the passenger cabins, the passenger public areas, the crew cabins and the crew areas (the “Guest and Crew Areas’) in a timely manner and in accordance with the Architect Plan set out in item 3 in this Appendix IV.

The interior design for the Vessel shall be provided by the Architect for each Guest and Crew Area in the following way

2.1	STAGE 1 — Design Development

(a)	Concept Sketches

Partial rough sketches and photos will be used to develop the concept and seek direction and final confirmation of concept from the Builder by means of pre- presentations.

The Architect will provide layouts for the area types and cabin types referred to above and the Architect will provide two (2) different types of furniture detailing and three (3) different color schemes. For the public areas the Architect will provide one (1) idea for each area. On this basis the Buyer shall choose a preferred design for the Architect to develop further. The lump sum is calculated on the basis that it may take one round of changes before the final interior design is agreed. Proposals and updates shall be provided !n a timely manner in accordance with the Architect Plan.

(b)	Color Renderings

The Architect will produce color renders of the areas listed above. These renders are meant to be an accurate portrayal of the finished interior design and will be used to illustrate the Architects design intent to the Builder, Buyer and the supplier of the interior solution (the “Interior Supplier). In combination with the other information the Architect will supply (e.g. AutoCAD drawings and schedules), the Builder and Interior Supplier should be able to produce its own workshop drawings on this basis. The Architect will provide 3D color renderings for presentation (the lump sum includes 17 pieces, but excludes 3D view to the ship’s profile and any animation). All renderings will be produced in accordance with the Architects standard.

The Architect will provide 3D color renderings for presentation, produced in accordance with the Architects standard. The renderings can be used by the Builder and the Buyer in relation to all types of marketing, provided that reference is made to the Architect’s copyright.

2.2	STAGE 2 - AutoCAD drawings

The Architect shall provide a material schedule with specification and reference codes. The choice of material shall always be made in order to ensure that noise levels are minimized and to avoid acoustics.

CX104 - U11060	ULSTEIN®

The Architect shall integrate entertainment, catering and lighting information provided by the Builder into the architecture! plans for the areas listed above and ensure at all times to comply with the instructions provided by the Builder with regards to electricity routing for tv and other devices.

The Architect shall select and present loose furniture (two (2) proposals for each item) and deliver a list of selected loose furniture The Architect shall further lia_se with the Builder to agree final selections, locations, mounting and lighting requirements.

2.3	DESIGN FOLLOW-UP

The Architect will appoint a senior project manager as a full-time project manager who will:

(a)	be the main point of contact for the Builder, including for coordination and interface with the Interior Supplier;

(b)	check and approve all workshop drawings prepared by the Interior Supplier as soon as possible after the Builder has provided copies of the same;

(c)	answer questions from the Builder;

(d)	make visits to the Interior Supplier and other relevant contractors during construction as agreed from time to time with the Builder in order to supervise the progress of the work; and

(e)	if applicable, attend regular team/project meetings at the Builder’s shipyard or such other site as designated by the Builder.

The Architect will receive all production drawings prepared by the Builder and the Interior Supplier and check for design interpretation accuracy.

In addition to the above, the Architect will make visits to the Interior Supplier and other relevant contractors during construction as agreed from time to time with the Builder in order to supervise the progress of the work Such supervision services will be charged by the Architect.

2.4	TECHNICAL REQUIREMENTS

The Architect shall develop and provide the Interior Design in compliance with the technical specifications and any technical restrictions of the Vessel, Weight. noise and vibrations levels shall be minimized and kept within agreed limits and the Architect shall always keep within class requirements for noise and vibration and weight per area. In the event that any proposal for the interior design exceeds any applicable limitations

3.	Architect Plan

The Architect shall provide its services in a timely manner pursuant to the Architect Plan. The Architect Plan means the detailed schedule for delivery by the Architect of stage 1 and stage 2 sketches, Design Drawings, Materials and other deliverables

As soon as practical after the Date of Contract the Builder shall put forward a proposed Architect Plan, The Architect Plan will be based on the Project CX104 — Architects Schedule - Annex 2 provided in The Architect’s offer dated 12th of September 2017.

Any actual delay(s) in the construction of the Vessel arising on account of delays in deliveries from the Architect compared to the time limits set out in the Architect Plan and/or any delay resulting from changes or updates of the interior design required due to deviations from applicable technical requirements as set out above, shall constitute Permissible Delay pursuant to Article IX, clause 3 of the Contract.

4.	Review and acceptance

The Architect shall provide general layout, concept sketches, coloring renders and proposed material selection for Design Development Stage 1 in accordance with the Architect Plan for review by the Builder. The Builder will liaise with the Buyer for any comments and input from the Buyer and will include such comments when reverting to the Architect The Buyer shall provide any comments it may have promptly and no later than within the deadlines set out in Article V clause 1 of the Contract. Any actual delay(s) in the Construction of the Vessel caused by delayed comments from the Buyer shall constitute Permissible Delay pursuant to Article IX clause 3 of the Contract.

Any and all communication regarding approval of design drawings, materials or other deliverables and generally with respect to the Scope of Work shall be made between the Architect and the Builder only and not directly between the Architect and the Buyer, unless agreed in writing with the Builder.

Ulstein Verft AS P.O. Box 158, NO 6Ittf.7 Ulsteinvik, Norway Tel +47 7000 8000 Ent No NO 912 447 561 MVA	www.utstein.com

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Appendix V Lump sums

CX104 - U11060	ULSTEIN®

Appendix V
LUMP SUMS

1.	General

The items set out in this Appendix V are priced as lump sums in the Contract Price. This as the final scope and quality of these items are not yet defined.

The lump sum prices set out in item 2, 3 and 4 in this Appendix V are set on basis of the net cost payable by the Builder to the relevant suppliers, and the lump sum prices set out in item 5 in this Appendix V are set on basis of the net installed cost per square meter payable by the Builder to the interior supplier. The lump sum prices set out in this Appendix V do not include any margins for the Builder. In the aggregate lump sum included in the Contract Article Ill, clause 1, a [*] for the Builder is added to the lump sums set out herein.

Notwithstanding any other provision of this Appendix V, the intention of the parties is that the lump sum amounts for the overall interior solution be applied on a net aggregate basis, with any overage in one or more areas or groupings to be offset by reductions achieved elsewhere.

In the case of the weight limits set out in this Appendix V, the distribution of weights for the overall interior solution may be applied on a net aggregate basis, with any overage in one or more areas or groupings to be offset by reductions achieved elsewhere, provided always that such re-distribution of weight on the Vessel does not in any way affect the Vessel’s stability and/or Center of Gravity (COG). The Builder and the Buyer shall work cooperatively to achieve an overall weight and weight distribution consistent with the stability requirements with the aim not to compromise quality or increasing price.

2.	Galley and Laundry equipment

For the Galley and Laundry equipment described in the Building Specification, Sub Group 55, cf. Addendum A3.9 to the Building Specification, the following aggregate lump sum is included in the Contract Price.

[*]

Notwithstanding anything to the contrary set out in the Building Specification if the actual price of the equipment listed in Addendum A3.9 to the Building Specification exceeds the lump sum set out in this item 2, the lump sum set out in this item 2 shall prevail and the standard and/or quality of the respective equipment may be reduced accordingly. If the Buyer decides to increase the standard and/or quality in excess of the lump sum set out in this item 2, the Contract Article VI shall apply and any costs incurred as a result hereof plus a [*].

3.	Miscellaneous

The following elements as further described in the Building Specification, Sub Group 51 and Sub Group 54, from the previous list of Buyer’s Supplies are included as net cost lump sums in the Contract Price:

NOK
Decorative lightning	[*]
Outdoor loose furniture on suite balconies	[*]
Outdoor loose furniture in public spaces	[*]
TV-sets in passenger suites	[*]
Spa & fitness equipment	[*]
Total included	[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CX104 - U11060	ULSTEIN®

4.	Hot tubs

For the 2 hot tubs described in the Building Specification Sub Group 537, the following lump sum is included in the Contract Price:

[*]

5.	Interior standard, cost & weight

The following maximum prices per square meter for the respective areas are included in the Contract Price, ref the Building Specification, Group 51, Table 5.11.

Notwithstanding anything to the contrary set out in the Building Specification, if the standard and/or quality of the reference vessels referred to in table 5.11 of the Building Specification exceeds the maximum price limit per sqm as set out the table below in aggregate for the relevant areas of the Vessel, the maximum price limit per sqm as set out in the table below shall prevail over the standard and/or quality of the reference vessels, and the standard and/or quality of the respective areas in the Vessel may be reduced accordingly. If the Buyer decides to increase the standard and/or quality in excess of the maximum price limit per sqm set out in the table below in aggregate for the relevant areas of the Vessel, the Contract Article VI shall apply and any costs incurred as a result hereof [*].

Further, notwithstanding anything to the contrary set out in the Building Specification, if the standard and/or quality of the reference vessel(s) referred to in table 5.11 of the Building Specification exceeds the maximum weight limits per sqm as set out in the right columns in the table below, the maximum weight limits per sqm as set out in the table below shall prevail over the standard and/or quality of the reference vessels, and the weight in the respective areas of the Vessel shall be reduced accordingly. If the Buyer wish to increase the standard and/or quality in excess of the maximum weight limits per sqm, the Contract Article IV shall apply and such change is subject to agreement on adjustments in Contract Price. Delivery Date and such other terms and conditions occasioned by or resulting from such change (including but not limited to any reduction in Deadweight)

For the avoidance of doubt, the necessary comfort, sound and fire insulation as required by regulations and class notation, according to the Building Specification in general, is included in the Builders scope and as such included in the Contract Price (and not a part of the lump sums in the table below).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CX1O4 - U11060	ULSTEIN®

		SQM	NOK/m2	SUM NOK			Kg/m2	Weight
	PAX Suite [*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
	PAX suite [*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
	Public Corridor- PAX Area	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]		[*]
C.) r 3 a.	Public Area	[*]	[*]	[*]	[*][*]	[*][*]	[*]	[*]
	Public Stairs	[*]	[*]	[*]			[*]	[*]
		[*]	[*]	[*]	[*]	[*]		[*]
	Public Sauna I / Wellness	[*]	[*]	[*]	[*]	[*]	[*]	[*]
	Public Yoga / Fitness	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]		[*]
	Crew Accommodation	[*]	[*]	[*]	[*]	[*]	[*]	[*]
	Crew Cabins	[*]	[*]	[*]	[*]	[*]	[*]	[*]
	Crew Corridore / Stairs - Painted	[*]	[*]	[*]	[*]	[*]	[*]	[*]
			[*]					[*]
		[*]	[*]	[*]	[*]	[*]		[*]
	Galley	[*]	[*]	[*]	[*]	[*]	[*]	[*]
= a_	Pantry	[*]	[*]	[*]	[*]	[*]	[*]	[*]
= 0)	Provision Areas + Garbage + Liquor store	[*]	[*]	[*]	[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]	[*]		[*]
		[*]	[*]	[*]	[*]	[*]		[*]

The above maximum price per square meter includes the following per area.

(a)	PAX Cabins - Suites

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed and loose furniture inside, wet unit, cabin door, mattresses and curtains.

(b)	Public Corridor in PAX Area

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed furniture handrails

(c)	Public Area

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed and loose furniture inside, doors curtains.

( )	Public Stairs

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed furniture inside, doors, handrails

(a)	Public Sauna / Wellness

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed and loose furniture inside doors, curtains, Excluding Spa- and Relax equipment.

(b)	Public Yoga / Fitness

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed and loose furniture inside, doors, curtains Excluding Yoga- and Fitness Equipment.

(c)	Crew Accommodation

Walls and Ceiling including supports and installation materials, floor underlay, tap floor, fixed and loose  furniture inside, wet unit, doors, mattresses and curtains. Handrails.

CX104 - U11060	ULSTEIN®

(h)	Crew Cabins

Walls and Ceiling including supports and installation materials, floor underlay, top floor, fixed and loose furniture inside, wet unit, cabin door, mattresses and curtains.

(i)	Crew Corridor I Stairs

Foil or thin sheet cladding, doors (A/B), floor underlayer and top layer

(j)	Galley

Walls, Ceiling, doors (A/B), floor,

(k)	Pantry

Walls, Ceiling, doors (A/B), floor,

(I)	Provision Areas / Garbage I Liquor store Walls, Ceiling, doors (NB), floor, Provision shelfs

All costs in this Appendix V are based on the Building Specification rev 8, issued on 1st November 2017 and the General Arrangement rev 11, issued on 31st October 2017.

Appendix VI

OPTION AGREEMENT

BETWEEN

ULSTEIN VERFT AS
(As “BUILDER”)

AND

LINDBLAD MARITIME ENTERPRISES, LTD
(AS “BUYER”)

FOR

TWO ULSTEINO CX104 Exploration Cruise Vessels

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS OPTION AGREEMENT is made this 1st day of November 2017, by and between:

Ulstein Verft AS (business org. no. 912 447 561), a company organised and existing under the laws of Norway, having its principal office at Osneset, N-6065 Ulsteinvik, Norway, (hereinafter called the “Builder”)

and

Lindblad Maritime Enterprises, Ltd (business org. no. CT-185923), a company organised and existing under the laws of the Cayman Islands, having an office at 99 Morton Street, New York, New York (hereinafter called the “Buyer”),

WHEREAS

A.	By a shipbuilding contract of even date made between the Buyer and the Builder (the “Shipbuilding Contract”) and in consideration of the mutual covenants therein contained, the Builder agreed to design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder’s shipyard one ULSTEIN® CX104 Exploration Cruise Vessel, bearing the Builder’s Hull no 312, as described in Article II of the Shipbuilding Contract and the specifications attached thereto (the “Vessel”), and to deliver and sell the same to the Buyer and the Buyer agreed to purchase and accept delivery of the said Vessel from the Builder and to pay for the same upon and subject to the terms and conditions therein set forth.

B.	It was a term and condition of the Buyer’s agreement to enter into and execute the Shipbuilding Contract that the Builder should grant the Buyer an option to purchase up to two (2) additional vessel identical to the Vessel (the “Optional Vessel”) upon and subject to terms and conditions identical to the Shipbuilding Contract, with only logical amendments.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration (the receipt of and adequacy of which is hereby acknowledged by the parties), the parties have agreed as follows:

1.	The Option

The Buyer shall have an option to order and purchase up to two (2) additional vessels identical to the Vessel to be constructed, delivered and sold by the Builder to the Buyer (hereinafter the “Optional Vessel(s)”) on the following terms and conditions:

2.	Contract price

The contract price for the first Optional Vessel shall be NOK One Billion and Thirty-One Million (1,031,000,000) and the contract price for the second Optional Vessel shall be NOK One Billion and Fifty-One Million (1,051,000,000).

All payments under the shipbuilding contract(s) for the Optional Vessel(s) shall be made in Norwegian Kroner (NOK), or provided that an Exchange Rate Agreement in the form of Appendix VIII to the Shipbuilding Contract, is entered into latest within 15:00 CET on the date of effectiveness of the shipbuilding contract for the Optional Vessel(s), an equivalent amount in USD based on the relevant currency set out therein.

The contract price for the Optional Vessels as set out herein, is subject to delivery dates for the Optional Vessels within the dates set out in clause 3, full re-use of the engineering documentation and use of equipment identical to the equipment included in the Vessel on the date of signing this Contract. Further, (i) if there are any changes in the rules, regulations and/or requirements of the Classification Society or other regulatory bodies (including national authorities), which applies mandatory to the Optional Vessel(s), and/or (ii) if steel prices increase by more than [*] (from the date of signing this Option Agreement to the date of signing of the shipbuilding contract for the relevant Optional Vessel), and/or (iii) in respect of the second Optional Vessel, if there is a change of more than [*] in the NOICIUSD, and/or the NOK/EUR exchange rates, and/or the Norwegian Producer Price Index (in each case from the date of signing this Option Agreement to the date of signing of the shipbuilding contract for the Second Optional Vessel), the Builder reserves the right to adjust the contract price and other relevant contract terms in respect of such change(s) or increase for the affected Optional Vessel. The Builder further reserves the right to adjust the contract price and other relevant contract terms for the Optional Vessels reflecting any change order(s) for the Vessel entered into between the Buyer and the Builder after the date of signing this Contract.

3.	Delivery time

The delivery dates for the Optional Vessel(s) shall he determined by the parties but the first Optional Vessel shall be delivered no later than 12 months after delivery of the Vessel, and the second Optional Vessel shall be delivered no later than 12 months after delivery of the first Optional Vessel, subject always to free capacity at the Builder’s shipyard and free capacity at the Builder’s subcontractor’s hull yard.

4.	Other contractual terms

If the Buyer exercises the option in writing within the time limits set out in clause 5 below, the Buyer and the Builder shall within seven (7) Working Days thereafter, enter into an effective and binding shipbuilding contract for the Optional Vessel(s). With the exception of the contract price and the delivery date, as per clause 1 and 2 above as well as other logical amendments, the terms and conditions of the shipbuilding contract for the Optional Vessel shall be identical to this Contract.

5.	Option period and exercise

This Option Agreement shall be valid as from the effective date of the Shipbuilding Contract.

The Buyer’s option to purchase the first Optional Vessel may be exercised by the Buyer by written notice to the Builder at any time before and including the date falling six (6) consecutive months after the effective Date of the Shipbuilding Contract.

The Buyer’s option to purchase the second Optional Vessel may be exercised by the Buyer by written notice to the Builder at any time before and including the date falling six (6) consecutive months after the effective date of the shipbuilding contract for the first Optional Vessel.

For the avoidance of doubt, if the option for the first Optional Vessel is not exercised by the Buyer within the option period of six (6) months as set out in this clause 5, the Buyer’s option to purchase the Optional Vessels shall cease in full.

6.	Assignment

Neither of the parties hereto shall assign this Option Agreement to any third party unless prior consent of the other party is given in writing. Such consent shall not be unreasonably withheld.

7.	Confidentiality

The existence of this Option Agreement and the contents hereof shall be kept confidential and shall not be disclosed to any third party without the other party’s prior written approval.

8.	Governing law

This Option Agreement shall be governed by the same jurisdiction and shall be subject to the same arbitration proceedings as set out in the Shipbuilding Contract for the Vessel.

9.	Exclusion of third party rights

A person or entity who is not a party to this Option Agreement shall have no right (whether by implication or as a matter of statute) to enforce or to enjoy the benefit of any term of this Option Agreement.

This Option Agreement has been drawn up in two (2) identical originals, one for each party.

New York, 1st November 2017

Ulstein Verth AS	Lindblad Maritime Enterprises

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Appendix VII Fuel Consumption Guarantee

Fuel Consumption Guarantee

The Brake Specific Fuel Consumptions (BSFC) for constant [*] and

[*] engines meeting IMO Tier Ill emissions standards are as listed in Table 1 below.

Engine	Emission Level	Duty Cycle	% Load	Power Level (BHP)	Engine RPM	BSFC UR (OM- hr)
[*]	IMO TIII	E2	85%	[*]	[*]	[*]
[*]	IMO TIII	E2	85%	[*]	[*]	[*]

[*] shall guarantee that the respective BSFC for the two [*] engines and the two [*] engines, when tested at the [*] test cell, shall be at or better than the BSFC values listed in table 1 for the given engine/emissions configuration. Fuel consumption test procedure calculations as measured for an E2 duty cycle shall be performed following testing in the [*] test cell. Measurement of fuel consumption shall happen at 100% speed, [*] load, as measured by the test cell power measurement system with a [*] accuracy tolerance. The consumption over the 100% speed, [*] load period shall not exceed the measurement amount as shown in table 1. The fuel consumption shall be measured via a gravimetric scale.

Performance Penalty

If the actual BSFC of each engine meets or is better than the corresponding value listed in Table 1, no penalty applies. If the actual BSFC of each engine does not meet the guaranteed level of fuel consumption, [*] shall have one (1) month (per engine) to rectify any problem(s) with the engine(s) or test equipment, and re-test the engine(s). If after the one month period and retest [*] is unable to rectify the problem(s), the following performance penalty shall apply:

●	[*]

OR

●	[*]

These performance penalties are Buyers sole and exclusive remedy, and [*]’s sole and exclusive obligations with respect to fuel consumption.

Appendix VIII Exchange Rate Agreement

THIS EXCHANGE RATE AGREEMENT is made this         day of November 2017 by and between:

Ulstein Verft AS (business org. no. 912 447 561), a company organised and existing under the laws of Norway, having its principal office at Osneset, N-6065 Ulsteinvik, Norway, (hereinafter called the “Builder”)

and

Lindblad Maritime Enterprises, Ltd (business org. no. CT-185923), a company organised and existing under the laws of the Cayman Islands, having an office at 99 Morton Street, New York, New York (hereinafter called the “Buyer”),

WHEREAS

A.	By a shipbuilding contract dated 1 November 2017 made between the Buyer and the Builder (the “Shipbuilding Contract”) and in consideration of the mutual covenants therein contained, the Builder agreed to design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder’s shipyard one ULSTEIN® CX104 Exploration Cruise Vessel, bearing the Builder’s Hull no 312, as described in Article II of the Shipbuilding Contract and the specifications attached thereto (the “Vessel”), and to deliver and sell the same to the Buyer and the Buyer agreed to purchase and accept delivery of the said Vessel from the Builder and to pay for the same upon and subject to the terms and conditions therein set forth.

B.	It was a condition for the Buyer’s agreement to enter into and execute the Shipbuilding Contract that the Builder should grant the Buyer an option to change the payments under the Shipbuilding Contract from Norwegian Kroner (NOK) to US Dollars (USD).

C.	The Builder has agreed to grant the Buyer such option on the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration (the receipt of and adequacy of which is hereby acknowledged by the parties), the parties have agreed as follows:

Notwithstanding any provision of the Shipbuilding Contract to the contrary, the Buyer shall have an option to change the payments under the Shipbuilding Contract from Norwegian Kroner (NOK) to US Dollars (USD) as follows:

(a)	For the Buyer’s payment of the 1st Instalment under the Shipbuilding Contract, as set out in Article III, clause 3 (a), a USD / NOK exchange rate at _________ shall apply.

(b)	For the Buyer’s payment of the Instalment on Delivery and Acceptance, as set out in the Shipbuilding Contract Article III, clause 3 (b) and as set out in Article III, clause 6

( )	— (e) as applicable, the Shipbuilding Contract, a USD / NOK exchange rate at ________ shall apply.

(c)	Any liquidated damages payable by the Builder by way of a reduction in the Contract Price (if any) as set out in Article VI of the Shipbuilding Contract, shall be converted to an equivalent amount in USD based on the exchange rate obtained from Norges Bank (http://www.norgesbank.no/en/Statistics/exchange rates/currency/) on the date of payment by the Builder.

This Exchange Rate Agreement has been drawn up in two (2) identical originals, one for each party.

FOR AND ON BEHALF OF:

Lindblad Maritime Enterprises, Ltd.
Duly Authorized Signatory Name:

FOR AND ON BEHALF OF:
Ulstein Verft
Duly Authorized Signatory Name:

Title:

Date:

Appendix IX Fuel Oil Consumption Estimate

ULSTEIN®

Technical Report

Title:	Uistein 0X104 — FO consumption calculation
Discipline:	Machinery
Project No:	U11060
Client:	Lindblad
Author:	Date Issued: 27.10.2017
Design type:	CX104 Vessel Name:
Description/ Scope of Work:	FO consumption calculation, based on design information as of 27.10.2017

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Main particulars Particular	Value
Length over all (LOA)	[*]
Breadth moulded (B)	[*]
Depth from Freeboard Deck	[*]
Max draught	[*]
Design draught	[*]
Deadweight at design draught	[*]

Introduction

MACHINERY

Diesel-electric machinery system.

[*]

[*]

[*]

[*]

[*]. Final analysis of number, type and location to be verified by designer’s estimates and supplier calculations and advice.

ASSUMPTIONS

10 capacity (MGO) approx:            [*]excl, FO overflow tank

FW capacity approx:         [*]

The vessel is arranged with high capacity redundant water production equipment

2 x FW reverse osmosis plant, each with capacity of approx. [*].

IMAGE OMITTED1 x FW generator pant, capacity approx. [*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Transit condition

Power consumption In transit is based on CFD calculations.

FOC estimate is performed under the following assumptions.

●	[*] draught

●	Calm water for transit conditions Clean hull and ISO 3046-1 conditions

●	Fuel is marine gasoil with net heating value [*] MJ/kg

●	Auxiliary/hotel loads are included in all modes with [*] ekW.

●	No AC compressors in operation in Polar Waters, chilled water circulation in operation.

●	The fuel oil consumption is based on theoretic estimates. SFOC tolerance from eng. manufacturer [*]

FOC AND EFFICIENCIES

The numbers for fuel oil consumption is based on theoretical values and calculations.

[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Case: Transit in [*]

In a transit speed of [*] we assume approx. [*] (Number based on numerical CFD analysis related to the specified hull lines and conditions as specified above). We assume that [*] engines of [*].

There are two sets of efficiency numbers used in this report. Set 1 is [*] experience based numbers, set 2 is numbers received from [*].

[*]

A hotel load of [*] has been added as a secondary calculation to see the FO consumption change in the event of an increase in load.

Using the above input and calculation method we get the following results.

[*]